Filed Pursuant to Rule 424(b)(4)

Registration No. 333-294716

PROSPECTUS

Up to 3,508,772 Shares of Common Stock (or up to 3,508,772 Pre-Funded Warrants to Purchase up to 3,508,772 Shares of Common Stock in lieu of Common Stock)

Up to 5,263,159 Common Warrants to Purchase up to 5,263,159 Shares of Common Stock

Up to 175,439 Placement Agent Warrants to Purchase up to 175,439 Shares of Common Stock

Up to 3,508,772 Shares of Common Stock Underlying the Pre-Funded Warrants

Up to 13,157,898 Shares of Common Stock Underlying the Common Warrants

Up to 175,439 Shares of Common Stock Underlying the Placement Agent Warrants

This is a best efforts public offering of up to 3,508,772 shares of common stock, or up to 3,508,772 pre-funded warrants to purchase up to an aggregate of 3,508,772 shares of common stock in lieu thereof, together with an aggregate of up to 5,263,159 accompanying common warrants to purchase up to an aggregate of 5,263,159 shares of common stock. Each share of common stock is being sold together with 1.5 common warrants to purchase one share of common stock. Each pre-funded warrant to purchase one share of common stock is being sold together with 1.5 common warrants to purchase one share of common stock. The shares of common stock, or pre-funded warrants in lieu thereof, and common warrants are immediately separable and will be issued separately in this offering, but must be purchased together in this offering.

This offering is comprised of two tranches (each, a “Tranche”). Pursuant to the initial tranche (the “Initial Tranche”), purchasers will purchase: (i) an aggregate of 286,557 shares of common stock, together with an aggregate of 429,836 accompanying common warrants to purchase up to an aggregate of 429,836 shares of common stock, at a combined public offering price of $1.14 per share of common stock and accompanying 1.5 common warrants to purchase one share of common stock, and (ii) an aggregate of 2,345,022 pre-funded warrants to purchase up to an aggregate of 2,345,022 shares of common stock, together with an aggregate of 3,517,533 accompanying common warrants to purchase up to an aggregate of 3,517,533 shares of common stock, at a combined public offering price of $1.139 per pre-funded warrant and accompanying 1.5 common warrants to purchase one share of common stock. In the Initial Tranche, each common warrant will have an exercise price of $1.71 per share of common stock.

Pursuant to the second tranche (the “Second Tranche”), if any, purchasers in the Initial Tranche may purchase shares of common stock, or pre-funded warrants in lieu thereof, and accompanying 1.5 common warrants to purchase one share of common stock for each share of common stock or pre-funded warrant purchased in the Second Tranche, for an aggregate purchase price of up to $1,000,000 on the 30th day following the closing of the Initial Tranche (the “Second Tranche Closing Date”), subject to the satisfaction of certain conditions, including that (i) the closing price of our common stock on the trading day immediately before the Second Tranche Closing Date must be at least equal to the closing price of our common stock on the trading day immediately prior to the closing date of the Initial Tranche and (ii) the average daily trading volume of our common stock during the ten (10) consecutive trading days immediately prior to the Second Tranche Closing Date must be at least $100,000. The closing of the Second Tranche, if any, is referred to herein as the “Second Tranche Closing”. There can be no assurances that the conditions to closing the Second Tranche will be satisfied or that there will be a Second Tranche Closing. In the Second Tranche, if any, the combined purchase price per share of common stock and accompanying 1.5 common warrants to purchase one share of common stock will be equal to or greater than $1.14, and the combined purchase price per pre-funded warrant and accompanying 1.5 common warrants to purchase one share of common stock will be equal to or greater than $1.139. In the Second Tranche, each common warrant will have an exercise price: (i) equal to 120% of the applicable combined public offering price per share of common stock and accompanying 1.5 common warrants to purchase one share of common stock for the Second Tranche, and (ii) in any event of not less than $1.71 per share of common stock.

The common warrants will be immediately exercisable, will expire on the fifth anniversary of the original issuance date and will have price protection against subsequent dilutive issuances of shares of common stock, options, warrants and convertible securities, subject to a $0.01 per share of common stock floor, as further described herein. At any time after the closing of the Initial Tranche of the offering, the holders of the common warrants may exchange the common warrants on a cashless basis for a number of shares of common stock determined by multiplying the total number of shares of common stock with respect to which the common warrant is then being exercised by the Black Scholes Value (as defined in the common warrant) divided by the lower of the two closing bid prices of the common stock in the two days prior to the time of such exercise, but in any event not less than $0.01 (as may be adjusted for stock dividends, subdivisions, or combinations and the like). Under this cashless exercise provision, the number of shares of common stock we may be required to issue upon a cashless exercise may be significantly greater than the number of shares for which the common warrants would otherwise be exercisable, and investors would suffer substantial dilution as a result of such a cashless exercise. We are registering 250% of the shares of common stock initially issuable upon the exercise of the common warrants; however, we may issue shares in excess of such amount, which would result in further dilution to stockholders. See the sections entitled “Risk Factors” and “Dilution” for additional information.

We are also offering to certain purchasers, if any, whose purchase of shares of common stock in this offering would otherwise result in such purchaser, together with its affiliates and certain related parties, beneficially owning more than 9.99% (or, at the election of the purchaser, 4.99%) of our outstanding common stock immediately following the consummation of this offering, the opportunity to purchase pre-funded warrants, in lieu of shares of common stock that would otherwise result in such purchaser’s beneficial ownership exceeding 9.99% (or, at the election of the purchaser, 4.99%) of our outstanding common stock. The combined public offering price of each pre-funded warrant to purchase one share of common stock and accompanying 1.5 common warrants to purchase one share of common stock will be equal to the applicable price at which one share of common stock and accompanying 1.5 common warrants to purchase one share of common stock is sold to the public in the applicable Tranche of this offering, minus $0.001, and the exercise price of each pre-funded warrant will be $0.001 per share. The pre-funded warrants will be immediately exercisable and may be exercised at any time until all of the pre-funded warrants are exercised in full. For each pre-funded warrant we sell, the number of shares of common stock we are offering will be decreased on a one-for-one basis.

We have engaged Joseph Gunnar & Co., LLC (the “Placement Agent”) to act as our Placement Agent, to use its reasonable best efforts to arrange for the sale of the securities offered by this prospectus. The Placement Agent is not purchasing or selling any of the securities we are offering, and the Placement Agent is not required to arrange the purchase or sale of any specific number or dollar amount of securities. We have agreed to pay to the Placement Agent the Placement Agent fees set forth in the table below, which assumes that we sell all of the securities offered by this prospectus. We are also seeking to register the issuance of 175,439 warrants to purchase up to 175,439 shares of common stock (the “Placement Agent Warrants”) to the Placement Agent (assuming securities offered hereunder are only sold to investors introduced by the Placement Agent), as well as up to 175,439 shares of common stock issuable upon exercise of the Placement Agent Warrants (representing five percent (5%) of the shares of common stock and/or pre-funded warrants that may be sold to investors introduced by the Placement Agent in this offering) at an exercise price equal to 125% of the applicable combined public offering price per share of common stock and accompanying 1.5 common warrants to purchase one share of common stock for the applicable Tranche.  In connection with the Initial Tranche, we will issue 131,579 Placement Agent Warrants to purchase up to 131,579 shares of common stock, and such Placement Agent Warrants will have an exercise price of $1.425 per share of common stock. In connection with the Second Tranche, we may issue up to 43,860 Placement Agent Warrants to purchase up to 43,860 shares of common stock, and such Placement Agent Warrants will have an exercise price (i) equal to 125% of the applicable combined public offering price per share of common stock and accompanying 1.5 common warrants to purchase one share of common stock for the Second Tranche and (ii) in any event of not less than $1.425 per share of common stock.

The Second Tranche Closing will only occur, if at all, 30 days after the closing of the Initial Tranche and only if the closing of the Initial Tranche occurs, and we will have one closing for all securities purchased in the Second Tranche (if any). Investors purchasing securities offered hereby will execute a securities purchase agreement with us (the “Securities Purchase Agreement”).

Our shares of common stock are listed on the Nasdaq Capital Market under the symbol “VIVS.” On March 31, 2026, the last reported sale price of our common stock was $1.43.

There is no established public trading market for the common warrants or pre-funded warrants and we do not expect a market to develop. Without an active trading market, the liquidity of the common warrants and pre-funded warrants will be limited. In addition, we do not intend to list the common warrants or pre-funded warrants on the Nasdaq Capital Market, any other national securities exchange or any other trading system.

We expect the Initial Tranche of this offering to be completed not later than one business day following the commencement of this offering and we will deliver all securities to be issued in connection with this offering delivery versus payment (“DVP”)/receipt versus payment (“RVP”)/DWAC upon receipt of investor funds received by us. Accordingly, neither we nor the Placement Agent have made any arrangements to place investor funds in an escrow account or trust account since the Placement Agent will not receive investor funds in connection with the sale of the securities offered hereunder.

We have agreed to pay the Placement Agent the Placement Agent fees set forth in the table below and elsewhere in this prospectus. See “Plan of Distribution” on page 34 for more information regarding the Placement Agent's fees. We will bear all of our costs associated with the offering and certain costs incurred by the Placement Agent.

You should read this prospectus, together with additional information described under the headings “Incorporation of Certain Information By Reference” and “Where You Can Find More Information,” carefully before you invest in any of our securities.

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 9 of this prospectus and under similar headings in documents incorporated by reference into this prospectus for a discussion of risks that should be considered in connection with an investment in our securities.

	Per Share and Accompanying 1.5 Common Warrants	Per Pre-Funded Warrant and Accompanying 1.5 Common Warrants	Total*
Public offering price	$1.14	$1.139	$3,997,655.06
Placement Agent fees(1)	$0.0855	$0.0855	$300,000.01
Proceeds, before expenses, to us(2)	$1.0545	$1.0535	$3,697,655.05

*	Assumes there is a Second Tranche Closing for the maximum amount thereof, with the shares of our common stock (with no pre-funded warrants being issued in lieu of common stock) and accompanying 1.5 common warrants to purchase one share of common stock sold at the same combined public offering price as the shares and accompanying 1.5 common warrants sold in the closing of the Initial Tranche. There can be no assurances that the conditions to closing the Second Tranche will be satisfied or that there will be a Second Tranche Closing.

(1)	Represents a cash fee equal to 7.5% of the aggregate purchase price paid by investors in this offering. We have also agreed to reimburse the Placement Agent for certain of its offering-related expenses. See “Plan of Distribution” beginning on page 34 of this prospectus for a description of the compensation to be received by the Placement Agent.
(2)	Does not include proceeds from the exercise of the common warrants and pre-funded warrants in cash, if any.

Delivery of the shares of common stock, pre-funded warrants and common warrants offered hereby in the Initial Tranche is expected to be made on or about April 1, 2026, subject to the satisfaction of customary closing conditions. Delivery of shares of common stock, pre-funded warrants and common warrants offered hereby in the Second Tranche, if any, would, subject to the satisfaction of certain conditions and customary closing conditions, be made on the Second Tranche Closing Date.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment hereto. We have not authorized anyone to provide you with different information. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Placement Agent:

Joseph Gunnar & Co., LLC

The date of this prospectus is March 31, 2026

VivoSim Labs, Inc.

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About this Prospectus

This prospectus is part of a registration statement on Form S-1 that we filed with the U.S. Securities and Exchange Commission (the “SEC”). The registration statement we filed with the SEC includes exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC before making your investment decision. You should rely only on the information provided in this prospectus. In addition, this prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information.

This prospectus includes important information about us, the securities being offered and other information you should know before investing in our securities. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus, even though this prospectus is delivered or securities are sold or otherwise disposed of on a later date. It is important for you to read and consider all information contained in this prospectus when making your investment decision. All of the summaries in this prospectus are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.”

We have not, and the Placement Agent has not, authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The information contained in this prospectus or in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference filed with the SEC before the date of this prospectus, on the other hand, you should rely on the information in this prospectus. If any statement in a document incorporated by reference is inconsistent with a statement in another document incorporated by reference having a later date, the statement in the document having the later date modifies or supersedes the earlier statement.

Neither we nor the Placement Agent have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons who come into possession of this prospectus and any free writing prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus and any free writing prospectus applicable to that jurisdiction.

This prospectus is an offer to sell only the securities offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. We are not, and the Placement Agent is not, making an offer to sell these securities in any state or jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the section of this prospectus titled “Where You Can Find Additional Information.”

This prospectus includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. Industry publications and third-party research, surveys and studies often indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information and such information is inherently imprecise.

In addition, while we are responsible for all of the disclosure contained in this prospectus and the documents incorporated by reference in this prospectus and we believe the industry, market and competitive position data included in this prospectus and the documents incorporated by reference in this prospectus is reliable and based on reasonable assumptions, such data involve risks and uncertainties and are subject to change based on various factors, including those discussed in the section titled “Special Note Regarding Forward-Looking Statements” in this prospectus and in the section titled “Risk Factors” incorporated by reference in this prospectus from our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties or by us. Accordingly, investors should not place undue reliance on this information.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. You should read this entire prospectus carefully, including the sections of this prospectus titled “Risk Factors,” and “Special Note Regarding Forward-Looking Statements” and under similar captions in the documents incorporated by reference into this prospectus, before making an investment decision. Unless otherwise indicated, all references in this prospectus to “VivoSim,” the “Company,” “we,” “our,” “us” or similar terms refer to VivoSim Labs, Inc. and its wholly owned subsidiaries, including VivoSim, Inc. and Organovo, Inc.

Overview

VivoSim Labs, Inc. (Nasdaq: VIVS), together with its wholly owned subsidiaries (collectively, “VivoSim”, the “Company”, “we”, “us” and “our”), is a pharmaceutical and biotechnology services company that is focused on providing testing of drugs and drug candidates in three-dimensional (“3D”) human tissue models of liver and intestine. We offer partners liver and intestinal toxicology insights using our new approach methodologies (“NAM”) models. We anticipate accelerated adoption of human tissue models following the U.S. Food and Drug Administration (“FDA”) announcement on April 10, 2025 to refine animal testing requirements in favor of these non-animal NAM methods. We also expect to offer bespoke services in the areas of investigational toxicology, mechanism of drug action elucidation, and other applications of these complex human tissue models.

We also advance product candidates to treat inflammatory bowel disease (“IBD”) discovered and developed using our complex human tissue intestinal models. Prior to March 2025, we were a clinical stage biotechnology company that was focused on developing FXR314 in IBD, including ulcerative colitis (“UC”), based on demonstration of clinical promise in 3D human tissues as well as strong preclinical data. Our clinical focus was in advancing FXR314 in IBD, including UC and Crohn’s disease (“CD”). We planned to start a Phase 2a clinical trial in UC in the calendar year 2025 and were also exploring the potential for combination therapies using FXR314 and approved mechanisms in preclinical animal studies and our IBD disease models. We have also advanced a second program since 2023, a novel drug that will be a new chemical entity (“NCE”) to an undisclosed target discovered in our intestinal models to have activity for UC and CD. This drug program (the “Preclinical IBD Program”) has now left the in-silico phase in recent quarters, and has moved to medicinal chemistry stage, the real-world synthesis of novel candidate compounds.

In March 2025, we sold our FXR program for $10.0 million, with $9.0 million paid at closing and $1.0 million held in escrow for a period of 15 months, with future milestones of up to $50.0 million in the aggregate to be paid if the lead asset, FXR314, hits key development, regulatory and commercial milestones.

Effective April 24, 2025, we changed our corporate name to VivoSim Labs, Inc. by filing a Certificate of Amendment to our Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware. We changed our name to reflect our new business model, which includes the use of other longstanding assets of the Company, intestinal and liver tox models and expertise, and our IP portfolio for 3D bioprinting.

We continue to advance our Preclinical IBD Program, with the goal of having a product candidate ready for an Investigational New Drug with the FDA by December 2026.

We are now offering liver toxicology predictive screening and research services as well as working on predicting and studying the intestinal side effect profiles of drugs that are therapeutic candidates of pharmaceutical and biotech companies at all stages of drug development. We plan to not only market this directly to pharmaceutical and biotech companies, but also partner with specific contract research organizations to complement our offering and to quickly grow our portfolio of clients. Our services offer the potential benefit of reducing the significant risk and cost of bringing therapeutics to market through the regulatory process. It is estimated that less than 10% of drug candidates entering clinical trials are approved, with a portion of the failures due to unexpected liver toxicity or intestinal intolerability. In addition, even approved drugs are occasionally withdrawn after liver toxicity is determined to be caused by the drug in a phenomenon called drug induced liver injury. We presented findings at the May 2025 Digestive Disease Week scientific conference showing that our liver toxicology platform had a best-in-class predictive power. Our liver predictive power was shown to be 87.5% for a set of challenging liver toxicity cases – inclusive of classic cases of “liver tox misses” drugs with unforeseen liver toxicity found in clinical trials or drugs that were withdrawn from the market after liver toxicity issues emerged later. The platform identified correctly that 87.5% of the known liver-toxic drugs could be seen as liver toxic using NAMkind™ liver. This is known as the sensitivity of the platform, which we believe at 87.5% is a world’s best. Importantly, the specificity was 100%, meaning that none of the compounds tested that are not liver toxic were incorrectly identified as having liver toxicity issues by the platform.

We use our proprietary technologies to build functional 3D human tissues that mimic key aspects of native human tissue composition, architecture, function, and disease. We believe these attributes can enable critical complex, multicellular disease models that can be used to study and develop clinically effective drugs across multiple therapeutic areas.

We have also used these human disease models to identify new molecular targets responsible for driving IBD and to explore the mechanism of action of known drugs including JAK inhibitors and related molecules. A portion of our internal research continues to focus on early stage internal drug discovery programs, validating targets, and testing potentially licensable or transactable external drug compounds to identify drug candidates for partnering and/or internal clinical development. This includes the Preclinical IBD Program, which has reached a more mature stage than other efforts in this area.

Corporate Information

We were incorporated in Delaware under the name Organovo Holdings, Inc. in January 2012 and in April 2025, changed our name to VivoSim Labs, Inc. We are operating the business of our subsidiaries, including Organovo, Inc., our wholly-owned subsidiary, which we acquired in February 2012, and VivoSim, Inc., our wholly-owned subsidiary. Organovo, Inc. was incorporated in Delaware in April 2007. VivoSim, Inc. was incorporated in Delaware in April 2025. Our common stock has traded on the Nasdaq Capital Market under the symbol “VIVS” since April 24, 2025. Prior to that time, it had traded on the Nasdaq Capital Market under the symbol “ONVO” since December 27, 2019, prior to that it had traded on the Nasdaq Global Market under the symbol “ONVO” since August 8, 2016 and prior to that it traded on the NYSE MKT under the symbol “ONVO”.

Our principal executive offices are located at 11555 Sorrento Valley Road, Suite 100, San Diego, CA 92121, and our telephone number is (858) 224-1000. Our website address is www.vivosim.ai. Any information contained on, or that can be accessed through, our website is not incorporated by reference into, nor is it in any way part of this prospectus and should not be relied upon in connection with making any decision with respect to an investment in our securities. We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may obtain any of the documents filed by us with the SEC at no cost from the SEC’s website at http://www.sec.gov.

We are a “smaller reporting company” as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and have elected to take advantage of certain of the scaled disclosure available for smaller reporting companies in this prospectus as well as our filings under the Exchange Act.

The Offering

Issuer	VivoSim Labs, Inc.

Common stock offered by us	Up to 3,508,772 shares of common stock.

Pre-funded warrants offered by us	We are also offering pre-funded warrants to purchase up to 3,508,772 shares of common stock, in lieu of shares of common stock to purchasers whose purchase of shares in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 9.99% (or, at the election of the purchaser, 4.99%) of our outstanding common stock immediately following the consummation of this offering, and each purchaser has the opportunity to purchase, if the purchaser so chooses, pre-funded warrants (each pre-funded warrant to purchase one share of our common stock) in lieu of shares that would otherwise result in the purchaser’s beneficial ownership exceeding 4.99% of our outstanding common stock (or, at the election of the purchaser, 9.99%). The purchase price of each pre-funded warrant and accompanying 1.5 common warrants to purchase one share of common stock will equal the price at which one share of common stock and accompanying 1.5 common warrants to purchase one share of common stock is being sold to the public in this offering, minus $0.001, and the exercise price of each pre-funded warrant will be $0.001 per share. The pre-funded warrants will be immediately exercisable and may be exercised at any time until all of the pre-funded warrants are exercised in full. For each pre-funded warrant we sell, the number of shares we are offering will be decreased on a one-for-one basis. See “Description of Securities We Are Offering” on page 22 for more information. You should also read the form of pre-funded warrant, which will be filed as an exhibit to the registration statement that includes this prospectus. We are also registering the shares of common stock issuable upon the exercise of the pre-funded warrants. There is no established public trading market for the pre-funded warrants, and we do not expect a market to develop. In addition, we do not intend to list the pre-funded warrants on the Nasdaq Capital Market, any other national securities exchange or any other nationally recognized trading system. Without a trading market, the liquidity of the pre-funded warrants will be extremely limited.

Common warrants offered by us	Common warrants to purchase up to an aggregate of 5,263,159 shares of common stock. Each share of common stock or pre-funded warrant to purchase one share of common stock is being sold together with 1.5 common warrants to purchase one share of common stock. Each common warrant has an exercise price of 120% of the applicable combined public offering price per share of common stock and accompanying 1.5 common warrants to purchase one share of common stock for the applicable Tranche, will be immediately exercisable and will expire on the fifth anniversary of the original issuance date. The common warrants have price protection against subsequent dilutive issuances of shares of common stock, options, warrants and convertible securities, subject to a $0.01 per share of common stock floor, as further described herein. At any time after the closing of the Initial Tranche of the offering, the holders of the common warrants may exchange the common warrants on a cashless basis for a number of shares of common stock determined by multiplying the total number of shares of common stock with respect to which the common warrant is then being exercised by the Black Scholes Value (as defined in the common warrant) divided by the lower of the two closing bid prices of the common stock in the two days prior to the time of such exercise, but in any event not less than $0.01 (as may be adjusted for stock dividends, subdivisions, or combinations and the like). We are registering 250% of the shares of common stock initially issuable upon the exercise of the common warrants; however, we may issue shares in excess of such amount, which would result in further dilution to stockholders. See the sections entitled “Risk Factors” and “Dilution” for additional information. The exercise price and the number of shares of common stock purchasable upon the exercise of the common warrants is subject to customary adjustments for stock splits and similar recapitalization transactions. The shares of common stock or the pre-funded warrants, as the case may be, and the accompanying common warrants can only be purchased together in this offering but will be issued separately and will be immediately separable upon issuance. See “Description of Securities We Are Offering” on page 22 for more information. You should also read the form of common warrant, which will be filed as an exhibit to the registration statement that includes this prospectus. We are also registering the shares of common stock issuable upon the exercise of the common warrants. There is no established public trading market for the common warrants, and we do not expect a market to develop. In addition, we do not intend to list the common warrants on the Nasdaq Capital Market, any other national securities exchange or any other nationally recognized trading system. Without a trading market, the liquidity of the pre-funded warrants will be extremely limited.

Placement Agent Warrants offered by us	We have also agreed to issue to the Placement Agent as compensation in connection with this offering up to 175,439 Placement Agent Warrants to purchase up to 175,439 shares of common stock. The Placement Agent Warrants have an exercise price equal to 125% of the applicable combined public offering price per share of common stock and accompanying 1.5 common warrants to purchase one share of common stock for the applicable Tranche. The Placement Agent Warrants will be exercisable six months following issuance, and will terminate on the third anniversary of the initial exercise date. This prospectus also relates to the offering of the shares of common stock issuable upon exercise of the Placement Agent Warrants. See the descriptions of the Placement Agent Warrants in “Description of Securities We Are Offering” on page 22 and “Plan of Distribution” on page 34 for more information. You should also read the form of Placement Agent Warrant, which will be filed as an exhibit to the registration statement that includes this prospectus.

Initial Tranche	This offering is comprised of two Tranches. Pursuant to the Initial Tranche, purchasers will purchase: (i) an aggregate of 286,557 shares of common stock, together with an aggregate of 429,836 accompanying common warrants to purchase up to an aggregate of 429,836 shares of common stock, at a combined public offering price of $1.14 per share of common stock and accompanying 1.5 common warrants to purchase one share of common stock, and (ii) an aggregate of 2,345,022 pre-funded warrants to purchase up to an aggregate of 2,345,022 shares of common stock, together with an aggregate of 3,517,533 accompanying common warrants to purchase up to an aggregate of 3,517,533 shares of common stock, at a combined public offering price of $1.139 per pre-funded warrant and accompanying 1.5 common warrants to purchase one share of common stock. In the Initial Tranche, each common warrant will have an exercise price of $1.71 per share of common stock. In connection with the Initial Tranche, we will issue 131,579 Placement Agent Warrants to purchase up to 131,579 shares of common stock, and such Placement Agent Warrants will have an exercise price of $1.425 per share of common stock.

Second Tranche	The Second Tranche Closing will only occur, if at all, 30 days after the closing of the Initial Tranche and only if the closing of the Initial Tranche occurs, and we will have one closing for all securities purchased in the Second Tranche (if any). Pursuant to the Second Tranche, if any, purchasers in the Initial Tranche may purchase shares of common stock, or pre-funded warrants in lieu thereof, and accompanying 1.5 common warrants to purchase one share of common stock for each share of common stock or pre-funded warrant purchased, for an aggregate purchase price of up to $1,000,000 on the Second Tranche Closing Date, subject to the satisfaction of certain conditions, including that (i) the closing price of our common stock on the trading day immediately before the Second Tranche Closing Date must be at least equal to the closing price of our common stock on the trading day immediately prior to the closing date of the Initial Tranche and (ii) the average daily trading volume of our common stock during the ten (10) consecutive trading days immediately prior to the Second Tranche Closing Date must be at least $100,000. In the Second Tranche, if any, the combined purchase price per share of common stock and accompanying 1.5 common warrants will be equal to or greater than $1.14, and the combined purchase price per pre-funded warrant and accompanying 1.5 common warrants to purchase one share of common stock will be equal to or greater than $1.139. In the Second Tranche, each common warrant will have an exercise price: (i) equal to 120% of the applicable combined public offering price per share of common stock and accompanying 1.5 common warrants to purchase one share of common stock for the Second Tranche, and (ii) in any event of not less than $1.71 per share of common stock. In connection with the Second Tranche, we may issue up to 43,860 Placement Agent Warrants to purchase up to 43,860 shares of common stock, and such Placement Agent Warrants will have an exercise price (i) equal to 125% of the applicable combined public offering price per share of common stock and accompanying 1.5 common warrants to purchase one share of common stock for the Second Tranche and (ii) in any event of not less than $1.425 per share of common stock. There can be no assurances that the conditions to closing the Second Tranche will be satisfied or that there will be a Second Tranche Closing.

Common stock outstanding (as of December 31, 2025)	2,607,962

Common stock to be outstanding immediately after this offering	2,894,519 shares after the closing of the Initial Tranche, assuming no exercise of any pre-funded warrants, common warrants or Placement Agent Warrants issued in this offering. 6,116,734 shares after the closing of the Initial Tranche and the Second Tranche Closing, assuming full exercise of any pre-funded warrants and no exercise of common warrants or Placement Agent Warrants issued in this offering.

Lock-up agreements	We, our executive officers, our directors and our 10% or greater stockholders will enter into lock-up agreements with the Placement Agent. Under these agreements, we and each of these persons may not offer, sell, contract to sell or otherwise dispose of or hedge common stock or securities convertible or exchangeable for common stock, subject to certain exceptions. The restrictions contained in these agreement will be in effect for a period of ninety (90) days after the date of the last closing of a Tranche of this offering. For more information, see “Plan of Distribution.”

Use of proceeds	We intend to use the net proceeds from this offering for working capital and general corporate purposes, which could include capital expenditures, research and development expenditures, regulatory affairs expenditures, legal expenditures, including intellectual property protection and maintenance expenditures, acquisitions of new technologies and investments and business combinations. See “Use of Proceeds” on page 15 for more information.

Risk factors	Investing in our securities involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 9 of this prospectus and the other information included and incorporated by reference in this prospectus.

Best efforts offering	We have agreed to offer and sell the securities offered hereby to the purchasers through the Placement Agent. The Placement Agent is not required to buy or sell any specific number or dollar amount of the securities offered hereby, but it will use its reasonable best efforts to solicit offers to purchase the securities offered by this prospectus. See “Plan of Distribution” on page 34 for more information.

Nasdaq Capital Market trading symbol	Our common stock is listed on the Nasdaq Capital Market under the symbol “VIVS.”

The number of shares immediately outstanding following this offering is based on 2,607,962 shares of common stock outstanding as of December 31, 2025 and excludes the following as of December 31, 2025:

●	234,606 shares of common stock issuable upon the exercise of stock options outstanding at a weighted average exercise price of approximately $13.55 per share;

●	539,060 shares of common stock issuable upon the exercise of warrants to purchase shares of our common stock, which are currently exercisable at an exercise price of $9.60 per share;

●	83 shares of common stock available for issuance pursuant to the 2021 Inducement Equity Plan;

●	113,730 shares of common stock available for issuance pursuant to the Amended and Restated 2022 Equity Incentive Plan;

●	3,708 shares of common stock available for issuance pursuant to the 2023 Employee Stock Purchase Plan; and

●	75,000 shares of common stock reserved for future issuance upon vesting of restricted stock units granted subsequent to December 31, 2025.

Unless otherwise indicated, all information in this prospectus assumes no exercise of options under our equity incentive plans, no exercise of pre-funded warrants, common warrants and Placement Agent Warrants and that there is a Second Tranche Closing for the maximum amount thereof, with the shares of our common stock (with no pre-funded warrants being issued in lieu of common stock) and accompanying 1.5 common warrants to purchase one share of common stock sold at the same combined public offering price as the shares and accompanying 1.5 common warrants sold in the closing of the Initial Tranche. Additionally, unless otherwise indicated, all information in this prospectus also does not reflect that the common warrants may be exercisable for a significantly greater number of shares of common stock than the initial number of shares exercisable as a result of the cashless exercise provision included therein. See the sections entitled “Risk Factors” and “Dilution” for additional information.

In addition, the number of shares of our common stock outstanding immediately after this offering excludes additional shares of common stock that we may sell pursuant to a Sales Agreement that we entered into with JonesTrading Institutional Services LLC on March 16, 2018 (the “Sales Agreement”). As of the date of this prospectus, we may sell up to $3.1 million of shares of our common stock remaining available for sale by us under the Sales Agreement. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell securities pursuant to shelf registration statements with a value more than one-third of the aggregate market value of our common stock held by non-affiliates in any 12 month period, so long as the aggregate market value of our common stock held by non-affiliates is less than $75 million.

Special Note Regarding Forward-Looking Statements

This prospectus and any accompanying prospectus supplement may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act, about VivoSim. These forward-looking statements are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact, and can be identified by the use of forward-looking terminology such as “believes”, “expects”, “may”, “will”, “could”, “should”, “projects”, “plans”, “goal”, “targets”, “potential”, “estimates”, “pro forma”, “seeks”, “intends” or “anticipates” or the negative thereof or comparable terminology. Forward-looking statements include discussions of strategy, financial projections, guidance and estimates (including their underlying assumptions), statements regarding plans, objectives, expectations or consequences of various transactions, and statements about the future performance, operations, products and services of VivoSim. We caution our stockholders and other readers not to place undue reliance on such statements.

You should read this prospectus, any accompanying prospectus supplement and the documents incorporated by reference completely and with the understanding that our actual future results may be materially different from what we currently expect. Our business and operations are and will be subject to a variety of risks, uncertainties and other factors. Consequently, actual results and experience may materially differ from those contained in any forward-looking statements. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the risk factors described in the “Risk Factors” section beginning on page 9 of this prospectus.

You should assume that the information appearing in this prospectus, any accompanying prospectus supplement and any related free writing prospectus is accurate as of its date only. Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. All written or oral forward-looking statements attributable to us or any person acting on our behalf made after the date of this prospectus are expressly qualified in their entirety by the risk factors and cautionary statements contained in and incorporated by reference into this prospectus. Unless legally required, we do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

Market, Industry and Other Data

Unless otherwise indicated, we have based the information concerning economic conditions, our industry and our market contained in this prospectus on a variety of sources, including information from third-party industry analysts and publications and our own estimates and research. This information involves a number of assumptions, estimates and limitations. The industry publications, surveys and forecasts and other public information generally indicate or suggest that their information has been obtained from sources believed to be reliable. None of the third-party industry publications used in this prospectus were prepared on our behalf. The industries in which we operate are subject to a high degree of uncertainty and risk due to a variety of factors, and are subject to change based on various factors, including those discussed in the “Risk Factors” section of this prospectus and in the other information contained in this prospectus. These and other factors could cause the information concerning our industry to differ materially from those expressed in this prospectus and incorporated by reference herein.

Dividend Policy

We have never declared or paid cash dividends on our common stock. We currently intend to retain our future earnings, if any, for use in our business and therefore do not anticipate paying cash dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

RISK FACTORS

Investment in our securities involve a substantial degree of risk and should be regarded as speculative. As a result, the purchase of our securities should be considered only by persons who can reasonably afford to lose their entire investment. Before you elect to purchase our securities, you should carefully consider the risk and uncertainties described below in addition to the risks and uncertainties described under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2025, any subsequent Quarterly Report on Form 10-Q and our other filings with the SEC, all of which are incorporated by reference herein. Additional risks and uncertainties of which we are unaware or which we currently believe are immaterial could also materially adversely affect our business, financial condition or results of operations. If any of the risks or uncertainties discussed in this prospectus occur, our business, prospects, liquidity, financial condition and results of operations could be materially and adversely affected, in which case the trading price of our common stock could decline, and you could lose all or part of your investment.

Risks related to this Offering

We need to raise capital in this offering to support our operations. If we are unable to raise capital in this offering, our financial position will be materially adversely impacted.

We have incurred substantial losses since our inception, and we expect to continue to incur additional losses for the next several years. For the three months ended December 31, 2025, we had net losses of $2.7 million. From our inception through December 31, 2025, we had an accumulated deficit of $350.2 million. We believe that current cash on hand, prior to the receipt of any proceeds from this offering, is not sufficient to fund operations beyond July 2026. If we were to receive net proceeds of $3.3 million from this offering, we believe that the net proceeds from this offering, together with our existing cash and cash equivalents, will meet our capital needs into 2027. If we receive the foregoing net proceeds of $3.3 million in this offering, and if we raise an additional $5.0 million in net proceeds through the sale of securities or otherwise throughout 2026, we believe that we will then meet our capital needs through the end of 2027. In addition, the report of our independent registered public accounting firm on our financial statements for the fiscal year ended March 31, 2025 contains explanatory language that substantial doubt exists about our ability to continue as a going concern. If we do not have access to sufficient cash and liquidity to finance our business operations as currently contemplated, we would be compelled to reduce general and administrative expenses and delay research and development projects, including the purchase of scientific equipment and supplies, until we are able to obtain sufficient financing. We have no additional committed sources of capital and may find it difficult to raise money on terms favorable to us or at all. The failure to obtain sufficient capital to support our operations would have a material adverse effect on our business, financial condition and results of operations. If such sufficient financing is not received timely, we would then need to pursue a plan to license or sell assets, seek to be acquired by another entity, cease operations and/or seek bankruptcy protection.

We may not satisfy the conditions to closing the Second Tranche and may not receive all of the proceeds from this offering.

The securities purchase agreements that purchasers in this offering will enter into with us will contain a number of conditions that must be satisfied before a Second Tranche Closing can occur, including that (i) the closing price of our common stock on the trading day immediately before the Second Tranche Closing Date must be at least equal to the closing price of our common stock on the trading day immediately prior to the closing date of the Initial Tranche and (ii) the average daily trading volume of our common stock during the ten (10) consecutive trading days immediately prior to the Second Tranche Closing Date must be at least $100,000. All of those conditions may never be met in the future. In the Second Tranche, if any, the combined purchase price per share of common stock and accompanying 1.5 common warrants will be equal to or greater than $1.14, and the combined purchase price per pre-funded warrant and accompanying 1.5 common warrants to purchase one share of common stock will be equal to or greater than $1.139. If the conditions to the Second Tranche Closing are not met or waived by the purchasers, we may not have access to funds needed to finance our operations, which could lead to adverse financial conditions.

Purchasers who purchase our securities in this offering pursuant to a securities purchase agreement may have rights not available to purchasers that purchase without the benefit of a securities purchase agreement.

In addition to rights and remedies available to all purchasers in this offering under federal securities and state law, the purchasers that enter into a securities purchase agreement will also be able to bring claims of breach of contract against us. The ability to pursue a claim for breach of contract provides those investors with the means to enforce the covenants uniquely available to them under the securities purchase agreement including: timely delivery of securities, indemnification for breach of contract, an agreement not enter into equity financings for a period post-closing and an agreement not to enter into variable rate financings for a period post-closing.

This is a best efforts offering, no minimum amount of securities is required to be sold, and we may not raise the amount of capital we believe is required for our business plans, including our near-term business plans.

The Placement Agent has agreed to use its reasonable best efforts to solicit offers to purchase the securities in this offering. The Placement Agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. There is no required minimum number of securities or amount of proceeds that must be sold as a condition to completion of this offering. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, Placement Agent fees and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth herein. We may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to support our continued operations, including our near-term continued operations. See “Use of Proceeds” on page 15 for more information. We may not raise the amount of capital we believe is required for our operations in the short-term and may need to raise additional funds to complete such short-term operations. Such additional fundraises may not be available or available on terms acceptable to us.

Our management has broad discretion as to the use of the net proceeds from this offering.

Our management will have broad discretion in the application of the net proceeds from this offering, including for any of the purposes described in the section titled “Use of Proceeds.” Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. Our management might not apply our net proceeds in ways that ultimately increase the value of your investment, and the failure by our management to apply these funds effectively could harm our business. If we do not invest or apply the net proceeds from this offering in ways that enhance stockholder value, we may fail to achieve expected results, which could cause our common stock price to decline.

If you purchase securities in this offering, you will experience immediate and substantial dilution and may experience additional dilution in the future.

Investors purchasing shares of our common stock and accompanying common warrants in this offering will pay a price per share that substantially exceeds the as adjusted net tangible book value per share. As a result, investors purchasing our common stock and accompanying common warrants in this offering will incur immediate dilution of $0.07 per share, representing the difference between the combined public offering price of $1.14 per share of common stock and accompanying 1.5 warrants to purchase one share of common stock, and our as adjusted net tangible book value as of December 31, 2025, and after deducting Placement Agent fees and estimated offering expenses payable by us. For more information on the dilution you may suffer as a result of investing in this offering, see “Dilution.”

We will likely not receive any additional funds upon the exercise of the common warrants.

The common warrants may be exercised on a cashless basis during the term of the common warrants, in which case the holder would not pay a cash purchase price upon exercise, but instead would receive upon such exercise the number of shares of common stock determined by multiplying the total number of shares of common stock with respect to which the common warrant is then being exercised by the Black Scholes Value (as defined in the common warrant) divided by the lower of the two closing bid prices of the common stock in the two days prior to the time of such exercise, but in any event not less than $0.01 (as may be adjusted for stock dividends, subdivisions, or combinations and the like). Accordingly, it is highly unlikely that a holder of the common warrants would wish to pay an exercise price in cash to receive one share of common stock when they could instead choose the cashless exercise option and pay no cash to receive more shares of common stock than would be issuable upon a cash exercise. As a result, we will likely not receive any additional funds and do not expect to receive any additional funds upon the exercise of the common warrants.

If the common warrants are cashlessly exercised, shareholders are likely to suffer substantial dilution.

The common warrants may be exercised on a cashless basis during the term of the common warrants, in which case the holder would not pay a cash purchase price upon exercise, but instead would receive upon such exercise the number of shares of common stock determined by multiplying the total number of shares of common stock with respect to which the common warrant is then being exercised by the Black Scholes Value (as defined in the common warrant) divided by the lower of the two closing bid prices of the common stock in the two days prior to the time of such exercise, but in any event not less than $0.01 (as may be adjusted for stock dividends, subdivisions, or combinations and the like). Accordingly, stockholders are likely to suffer substantial dilution as a result of this transaction.

Under the common warrants, the Black Scholes Value is defined as an option for one share of common stock at the date of the applicable cashless exercise, as calculated using the Black Scholes Option Pricing Model obtained from the “OV” function on Bloomberg utilizing (i) an underlying price per share equal to the exercise price of the common warrants, as adjusted, (ii) a risk-free interest rate corresponding to the U.S. Treasury rate, (iii) a strike price equal to the exercise price of the common warrants in effect at the time of the applicable exercise, (iv) an expected volatility equal to 175%, and (v) a deemed remaining term of the common warrant of five (5) years (regardless of the actual remaining term of the common warrant). Accordingly, stockholders may suffer substantial dilution to the extent that our stock price is lower than the Black Scholes Value (as defined in the common warrants). For example, assuming the Black Scholes Value as defined in the common warrants is equal to $1.71 per share of common stock, the exercise price of the common warrants issued in the Initial Tranche, if the holders elect to exercise all of the 5,263,159 shares underlying the common warrants on a date when the lower of the two closing bid prices of the common stock in the two days prior to the time of such exercise is $1.00, we would be obligated to issue an aggregate of 9,000,002 shares of our common stock upon such exercise. Alternatively, if the holders elect to exercise all of the 5,263,159 shares underlying the common warrants on a date when the lower of the two closing bid prices of the common stock in the two days prior to the time of such exercise is equal to or greater than the Black Scholes Value, each common warrant to purchase one share of common stock will be exercisable for no more than one share of common stock. On the other hand, if the holders elect to exercise all of the 5,263,159 shares underlying the common warrants on a date when the lower of the two closing bid prices of the common stock in the two days prior to the time of such exercise is $0.01 (which is the floor price included in the definition of Black Scholes Value), using the same assumed Black Scholes Value of $1.71 per share of common stock, we would be obligated to issue an aggregate of 900,000,189 shares of our common stock upon exercise of the common warrants, which would result in significant dilution to stockholders and would be in excess of the number of shares we are registering for issuance upon exercise of the common warrants and in excess of the number of shares we currently have authorized. These examples are illustrative only and may change based on the actual Black Scholes Value and the closing price of our common stock at the time of any exercise of the common warrants. See the following two risk factors for additional risks for stockholders to consider with respect to the cashless exercise provision in the common warrants, and the potential additional shares of common stock that we could be required to issue pursuant thereto.

We may not have registered sufficient shares of common stock to cover all of the shares that might be issued upon a cashless exercise of the common warrants.

The securities purchase agreements that purchasers in this offering will enter into with us include a covenant that we will register 250% of the number of shares issuable upon exercise of the common warrants. We are registering up to 13,157,898 shares issuable upon exercise of the common warrants, which is equal to 250% of the 5,263,159 shares underlying the common warrants.

Assuming the Black Scholes Value as defined in the common warrants is equal to $1.71 per share of common stock, the exercise price of the common warrants issued in the Initial Tranche, if the holders elect to exercise all of the 5,263,159 shares underlying the common warrants on a date when the lower of the two closing bid prices of the common stock in the two days prior to the time of such exercise is $1.00, we would be obligated to issue an aggregate of 9,000,002 shares of our common stock upon such exercise. In this illustrative scenario, we have registered a sufficient number of shares to issue to the holders.

However, if the holders elect to exercise all of the 5,263,159 shares underlying the common warrants on a date when the lower of the two closing bid prices of the common stock in the two days prior to the time of such exercise is $0.01 (which is the floor price included in the definition of Black Scholes Value), using the same assumed Black Scholes Value of $1.71 per share of common stock, we would be obligated to issue an aggregate of 900,000,189 shares of our common stock upon exercise of the common warrants and we would not have a sufficient number of registered shares of common stock to issue to the holders of common warrants. These examples are illustrative only and may change based on the actual Black Scholes Value, and the closing price of our common stock at the time of any exercise of the common warrants. Any shares that we issue to holders of common warrants upon exercise thereof that are in excess of the 250% we are registering will be deemed to be “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold in the public market only if registered or pursuant to an exemption from registration, such as Rule 144 under the Securities Act. Accordingly, to the extent the number of shares issuable upon exercise of the common warrants exceeds the number of shares registered hereunder, it is possible that holders of such shares issued upon exercise of the common warrants may be required to hold such shares indefinitely.

We may not have sufficient authorized shares of common stock to cover all of the shares that might be issued upon a cashless exercise of the common warrants. In addition, if we issue substantially all of our available authorized shares of common stock as a result of cashless exercise of common stock, we will not be able to issue additional shares for future capital raising transactions or strategic transactions, for equity awards or pursuant to other transactions or agreements unless we obtain stockholder approval to amend our Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of common stock.

We currently have 200,000,000 shares of common stock authorized under our Certificate of Incorporation, as amended, and as of March 26, 2026, we had 2,607,962 shares of common stock outstanding, 15,960 shares of common stock reserved under our equity plans and employee stock purchase plan, 539,060 shares issuable upon the exercise of outstanding warrants, 75,000 shares that may be issued upon the exercise and settlement of outstanding restricted stock units and 261,084 shares issuable upon exercise of outstanding options to purchase shares of common stock under our equity plans. As of March 26, 2026, we had 196,500,934 shares of common stock unreserved and available for future issuance.

If the holders of the common warrants elect to exercise all of the 5,263,159 shares underlying the common warrants on a date when the lower of the two closing bid prices of the common stock in the two days prior to the time of such exercise is $0.01 (which is the floor price used to calculate the Black Scholes Value), using the assumed Black Scholes Value of $1.71 per share of common stock, the exercise price of the common warrants issued in the Initial Tranche, we would be obligated to issue an aggregate of 900,000,189 shares of our common stock upon exercise of the common warrants. As we only have 196,500,934 shares of common stock available for future issuance as of March 26, 2026, under this example, we would not have sufficient authorized shares to the holders of common warrants. This example is illustrative only and may change based on the actual Black Scholes Value and the closing price of our common stock at the time of any exercise of the common warrants.

Additionally, the common warrants have price protection against subsequent dilutive issuances of shares of common stock, options, warrants and convertible securities, subject to a $0.01 per share of common stock floor, as further described herein.

While the securities purchase agreements that purchasers in this offering will enter into with us includes a covenant to reserve 250% of the number of shares of common stock issuable upon on the exercise of the common warrants, there is no assurance that we will be able to continue to reserve such number of shares of common stock, particularly if we issue a large number of shares of our common stock upon cashless exercises of the common warrants.

If there is the limited number of authorized shares available for issuance as a result of cashless exercises of the common warrants, we may not be able to offer and sell all of the remaining unsold amount of shares of our common stock in other future capital raising transactions or strategic transactions unless we obtain stockholder approval to amend our Certificate of Incorporation, as amended, to increase the number of shares we are authorized to issue. If we determine that we need to seek stockholder approval to increase the number of authorized shares in the future, this may cause a delay in our future capital raising, collaboration, partnership or other strategic transactions, and we may be unable to obtain stockholder approval, any of which may have a material adverse effect on our business and financial condition.

Because there is no minimum required for the offering to close, investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to pursue the business goals outlined in this prospectus.

We have not specified a minimum offering amount nor have or will we establish an escrow account in connection with this offering. Because there is no escrow account and no minimum offering amount, investors could be in a position where they have invested in our company, but we are unable to fulfill our objectives due to a lack of interest in this offering. Further, because there is no escrow account in operation and no minimum investment amount, any proceeds from the sale of securities offered by us will be available for our immediate use, despite uncertainty about whether we would be able to use such funds to effectively implement our business plan. Investor funds will not be returned under any circumstances whether during or after the offering.

We may issue additional equity or convertible debt securities in the future, which may result in additional dilution to you.

In order to raise additional capital, we expect to in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock. We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share of common stock and accompanying 1.5 common warrants to purchase one share of common stock paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock or other securities convertible into or exchangeable for our common stock in future transactions may be higher or lower than the price per share in this offering.

Future sales of shares of our common stock in the public market, or the perception that such sales could occur, could cause our stock price to fall.

Sales of a substantial number of shares of our common stock in the public market, or the perception that these sales could occur, following this offering could cause the market price of our common stock to decline. A substantial majority of the outstanding shares of our common stock are, and the shares of common stock sold in this offering, as well as shares issuable upon exercise of common warrants or pre-funded warrants, upon issuance will be, freely tradable without restriction or further registration under the Securities Act. We may sell large quantities of our common stock at any time pursuant to one or more separate offerings in the future, including through “at the market offerings” pursuant the Sales Agreement. We cannot predict the effect that future sales of common stock or other equity-related securities would have on the market price of our common stock.

There is no public market for common warrants or the pre-funded warrants to purchase shares of our common stock being offered by us in this offering.

There is no established public trading market for the common warrants or pre-funded warrants to purchase shares of our common stock that are being offered as part of this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the common warrants or pre-funded warrants on any national securities exchange or other nationally recognized trading system, including the Nasdaq Capital Market. Without an active market, the liquidity of the common warrants and pre-funded warrants will be limited.

The common warrants and pre-funded warrants are speculative in nature.

The common warrants and pre-funded warrants do not confer any rights of common stock ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of common stock at a fixed price. Specifically, commencing on the date of issuance, holders of the common warrants issued in the Initial Tranche may exercise their right to acquire common stock and pay an exercise price of $1.71 per share of common stock (or, for the Second Tranche, an exercise price: (i) equal to 120% of the applicable combined public offering price per share of common stock and accompanying 1.5 common warrants to purchase one share of common stock and (ii) in any event of not less than $1.71 per share of common stock), subject to certain adjustments, prior to five years from the date on which such warrants were issued, after which date any unexercised common warrants will expire and have no further value. Holders of pre-funded warrants may exercise their right to acquire common stock at any time after issuance and the pre-funded warrants have an exercise price of $0.001, subject to certain adjustments, and do not expire until exercised in full. Moreover, following this offering, the market value of the common warrants and pre-funded warrants, if any, is uncertain and there can be no assurance that the market value of the common warrants or the pre-funded warrants will equal or exceed their imputed offering price.

Holders of the common warrants and pre-funded warrants offered hereby will have no rights as common stockholders with respect to the shares of our common stock underlying the common warrants and pre-funded warrants until such holders exercise their common warrants and pre-funded warrants and acquire our common stock, except as otherwise provided in the common warrants and pre-funded warrants.

Until holders of the common warrants and pre-funded warrants acquire shares of our common stock upon exercise thereof, such holders will have no rights with respect to the shares of our common stock underlying such warrants. Upon exercise of the common warrants and pre-funded warrants, the holders will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

Risks Related to Our Common Stock and Liquidity Risks

We could fail to maintain the listing of our common stock on the Nasdaq Capital Market, which could seriously harm the liquidity of our stock and our ability to raise capital or complete a strategic transaction.

The Nasdaq Stock Market LLC (“Nasdaq”) has established continued listing requirements, including a requirement to maintain a minimum closing bid price of at least $1 per share. If a company trades for 30 consecutive business days below such minimum closing bid price, it will receive a deficiency notice from Nasdaq. Assuming it is in compliance with the other continued listing requirements, Nasdaq would provide such company a period of 180 calendar days in which to regain compliance by maintaining a closing bid price at least $1 per share for a minimum of ten consecutive business days. There can be no assurance that we will continue to maintain compliance with the minimum bid price requirement or other listing requirements necessary for us to maintain the listing of our common stock on the Nasdaq Capital Market.

As a result of prior non-compliance with the Nasdaq requirement to maintain a minimum of $2,500,000 in stockholders’ equity, as set forth in Nasdaq Listing Rule 5550(b)(1) (“Rule 5550(b)(1)”), we are to subject to a Mandatory Panel Monitor until April 30, 2026. If, within that one-year monitoring period, the Listing Qualifications Staff of Nasdaq (the “Staff”) finds us again out of compliance with Rule 5550(b)(1), we will not be permitted to provide the Staff with a plan of compliance with respect to that deficiency and the Staff will not be permitted to grant additional time for us to regain compliance with respect to that deficiency, nor will we be afforded an applicable cure or compliance period pursuant to Nasdaq Listing Rule 5810(c)(3). Instead, the Staff will issue a Delist Determination Letter and we will have an opportunity to request a new hearing with the initial Hearings Panel or a newly convened Hearings Panel if the initial Hearings Panel is unavailable. We will have the opportunity to respond/present to the Hearings Panel as provided by Nasdaq Listing Rule 5815(d)(4)(C). Our securities may be at that time delisted from Nasdaq.

A delisting from the Nasdaq Capital Market and commencement of trading on the Over-the-Counter Bulletin Board would likely result in a reduction in some or all of the following, each of which could have a material adverse effect on stockholders:

●	the liquidity of our common stock;

●	the market price of our common stock (and the accompanying valuation of our Company);

●	our ability to obtain financing or complete a strategic transaction;

●	the number of institutional and other investors that will consider investing in shares of our common stock;

●	the number of market markers or broker-dealers for our common stock; and

●	the availability of information concerning the trading prices and volume of shares of our common stock.

There is no assurance that an active market in our common stock will continue at present levels or increase in the future.

Our common stock is currently traded on the Nasdaq Capital Market, but there is no assurance that an active market in our common stock will continue at present levels or increase in the future. As a result, an investor may find it difficult to dispose of our common stock on the timeline and at the volumes they desire. This factor limits the liquidity of our common stock and may have a material adverse effect on the market price of our common stock and on our ability to raise additional capital.

Risks Related to Our Capital Requirements, Finances and Operations

We may engage in strategic transactions, including acquisitions, investments, joint development agreements or divestitures that may have an adverse effect on our business.

We may pursue transactions, including acquisitions of complementary businesses, technology licensing arrangements, strategic relationships, and joint development agreements to expand our product offerings and geographic presence as part of our business strategy, which could be material to our financial condition and results of operations. We may also consider divesting programs or other assets or out-licensing our technology. We may not complete transactions in a timely manner, on a cost-effective basis, or at all, and we may not realize the expected benefits of any acquisition, license arrangement, strategic relationship, joint development agreement or divestiture. Other companies may compete with us for these strategic opportunities. We also could experience negative effects on our results of operations and financial condition from charges related to acquisitions and investments, amortization of intangible assets and asset impairment charges, and other issues that could arise in connection with, or as a result of, acquisitions or divestitures, including issues related to internal control over financial reporting, regulatory or compliance issues and potential adverse short-term effects on results of operations through increased costs or otherwise. Acquisitions involve numerous risks, including the following:

●	difficulties in finding suitable partners or acquisition candidates or purchasers for programs or assets that we may seek to divest;

●	difficulties in obtaining financing on favorable terms, if at all;

●	difficulties in completing transactions on favorable terms, if at all;

●	the possibility that we will pay more than the value we derive from the acquisition, which could result in future non-cash impairment charges and/or a dilution of future earnings per share;

●	the assumption of certain known and unknown liabilities of acquired companies;

●	the incurrence of debt, contingent liabilities, or future write-offs of intangible assets or goodwill;

●	difficulties in retaining key relationships with employees, customers, partners and suppliers following any transaction; and

●	difficulties in operating in different business markets where we may not have historical experience.

Any of these factors could have a negative impact on our business, results of operations or financial position. Further, past and potential acquisitions entail risks, uncertainties and potential disruptions to our business, especially where we have limited experience as a company developing or marketing a particular product or technology. Following any acquisition, we must integrate the new business, which can be expensive, time-consuming and cause disruptions to our existing operations. Failure to timely and successfully integrate acquired businesses may result in non-compliance with regulatory or other requirements and may result in unexpected costs, including as a result of inadequate cost containment and failure to fully realize expected synergies. As a result of any of the foregoing, we may not realize the expected benefit from any acquisition or investment. If we cannot integrate acquired businesses, products or technologies, our business, financial conditions and results of operations could be materially and adversely affected.

Any divestitures may result in a dilutive impact to our future earnings, as well as significant write-offs, including those related to goodwill and other intangible assets, which could have a material adverse effect on our results of operations and financial condition. Divestitures could involve additional risks, including difficulties in the separation of operations, services, products and personnel, the diversion of management’s attention from other business concerns, the disruption of our business and the potential loss of key employees. We may not be successful in managing these or any other significant risks that we encounter in divesting a product or technology.

Changes to tax laws, which changes may have retroactive application, could adversely affect the Company or holders of our common stock.

In recent years, many changes have been made to applicable tax laws and changes are likely to continue to occur in the future. The “One Big Beautiful Bill Act”, which was signed into law on July 4, 2025 (the “OBBA”), made significant changes to the U.S. federal income tax laws in various areas which may be subject to further clarification and the issuance of interpretive guidance. Among the notable changes, the OBBA permanently extended certain provisions that were enacted in the Tax Cuts and JOBS Act of 2017, most of which expired after December 31, 2025. We are assessing the legislation and the effect on our consolidated financial statements.

Future changes in tax laws could have a material adverse effect on our business, cash flow, financial condition or results of operations. The impact of these tax reforms on holders of our common stock is uncertain and could be adverse. We urge our stockholders to consult with their legal and tax advisors with respect to such legislation and the potential tax consequences of investing in our common stock.

Risks Related to Litigation

Claims, litigation, government investigations and other proceedings may adversely affect our business, operating results and financial condition.

We are, from time to time, involved in various claims, litigation matters and regulatory proceedings that could have a material adverse effect on us. These matters may include intellectual property disputes, contract disputes, employment and tax matters and other proceedings and litigation, including class action lawsuits. It is not possible to predict the outcome of pending or future litigation and any such claims, with or without merit, could be time consuming and expensive, and may require the Company to incur substantial costs and divert the resources of management.

For example, on August 27, 2024, H.C. Wainwright & Co., LLC (“H.C. Wainwright”) filed a complaint against us in the State of New York alleging that we breached a tail financing provision included in an engagement agreement we entered into with H.C. Wainwright in May 2023. In its complaint, H.C. Wainwright is seeking compensatory and consequential damages and attorneys’ fees. On October 18, 2024, we filed an answer to the complaint and on September 2, 2025, we filed an amended answer and counterclaimed for rescission, fraudulent inducement, and breach of contract, alleging that the Court should rescind the engagement agreement and award us damages, interest, costs, and attorneys’ fees because H.C. Wainwright misrepresented the services it would provide and breached its duties to us under the engagement agreement. We have briefed H.C. Wainwright's motion to dismiss our counterclaims. We are defending against H.C. Wainwright’s claims and pursuing our counterclaims vigorously, but there is no guarantee that we will be successful in these efforts.

Determining legal reserves or possible losses from claims against us involves judgment and may not reflect the full range of uncertainties and unpredictable outcomes. Until the final resolution of such matters, we may be exposed to losses in excess of the amount recorded, and such excess amounts could have a material effect on our business, results of operations and financial condition. In addition, it is possible that a resolution of any claim, including as a result of a settlement, could require us to make substantial future payments or require us to change our business practices each of which could have a material adverse effect on our business, operating results and financial condition.

Use of Proceeds

We estimate that we will receive net proceeds of approximately $3.3 million, after deducting the estimated Placement Agent fees and estimated offering expenses payable by us (based on the combined public offering price of $1.14 per share of common stock and accompanying 1.5 common warrants to purchase one share of common stock), and assuming no exercise of pre-funded warrants, common warrants or Placement Agent Warrants. We cannot predict when or if the pre-funded warrants, the common warrants and the Placement Agent Warrants will be exercised. It is possible that the common warrants and the Placement Agent Warrants may expire and may never be exercised. However, because this is a best efforts offering and there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, the Placement Agents fees and net proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth on the cover page of this prospectus.

The common warrants may be exercised on a cashless basis during the term of the common warrants, in which case the holder would not pay a cash purchase price upon exercise, but instead would receive upon such exercise the number of shares of common stock determined by multiplying the total number of shares of common stock with respect to which the common warrant is then being exercised by the Black Scholes Value (as defined in the common warrant) divided by the lower of the two closing bid prices of the common stock in the two days prior to the time of such exercise, but in any event not less than $0.01 (as may be adjusted for stock dividends, subdivisions, or combinations and the like). As a result, we will likely not receive any additional funds and do not expect to receive any additional funds upon the exercise of the common warrants.

We intend to use the proceeds of this offering for working capital and general corporate purposes, which could include capital expenditures, research and development expenditures, regulatory affairs expenditures, legal expenditures, including intellectual property protection and maintenance expenditures, acquisitions of new technologies and investments and business combinations. Pending these uses, we may invest the net proceeds in short- and intermediate-term interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the United States government.

This expected use of net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve. We cannot currently allocate specific percentages of the net proceeds to us from this offering that we may use for the purposes specified above. Our management will have broad discretion in the application of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of this offering. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not result in our being profitable or increase our market value. See “Risk Factors—Risks Related to this Offering and the Ownership of Our Common Stock—Our management has broad discretion as to the use of the net proceeds from this offering.”

Dilution

If you purchase our common stock in this offering, your interest will be diluted to the extent of the difference between the combined public offering price per share of common stock and accompanying 1.5 common warrants to purchase one share of common stock and the net tangible book value per share of our common stock after this offering (excluding the shares of common stock issuable upon exercise of the common warrants and Placement Agent Warrants being offering in this offering and the payment of the exercise price therefor).

As of December 31, 2025, we had net tangible book value of approximately $3.2 million, or $1.23 per share. Net tangible book value per share represents the amount of total tangible assets less total liabilities divided by the number of shares of our common stock outstanding.

After giving effect to the issuance and sale of 3,508,772 shares of our common stock and accompanying common warrants to purchase 5,263,159 shares of our common stock in this offering (excluding the shares of common stock issuable upon exercise of (i) the common warrants being offered in this offering and (ii) the Placement Agent Warrants) at the combined public offering price of $1.14 per share of common stock and accompanying 1.5 common warrants to purchase one share of common stock, assuming no sale of pre-funded warrants in this offering and no exercise of common warrants or Placement Agent Warrants and after deducting estimated Placement Agent fees and estimated offering expenses payable by us, our as adjusted net tangible book value as of December 31, 2025 would have been approximately $6.5 million, or approximately $1.07 per share. This amount represents an immediate decrease in net tangible book value of approximately $0.16 per share to our existing stockholders and an immediate dilution in net tangible book value of approximately $0.07 per share to new investors purchasing shares of common stock in this offering.

Dilution per share to new investors is determined by subtracting as adjusted net tangible book value per share after this offering from the offering price per share paid by new investors. The as adjusted information below is based on the combined public offering price of $1.14 per share of common stock and accompanying 1.5 common warrants to purchase one share of common stock, and is illustrative only.

The following table illustrates this dilution, assuming the holders of the common warrants do not exercise any of the common warrants:

Combined public offering price per share and accompanying common warrants		$1.14
Net tangible book value per share as of December 31, 2025	$1.23
Decrease in net tangible book value per share attributable to this offering	$0.16
As adjusted net tangible book value per share, after giving effect to this offering		$1.07
Dilution per share to investors purchasing shares in this offering		$0.07

As noted above, the foregoing dilution information assumes no exercise of the pre-funded warrants, the common warrants and the Placement Agent Warrants. To the extent any of these are exercised, there will be further dilution to investors, which could be substantial. Specifically, the common warrants have price protection against subsequent dilutive issuances of shares of common stock, options, warrants and convertible securities, subject to a $0.01 per share of common stock floor, as further described herein. Moreover, at any time after the closing of the Initial Tranche of the offering, the holders of the common warrants may exchange the common warrants on a cashless basis for a number of shares of common stock determined by multiplying the total number of shares of common stock with respect to which the common warrant is then being exercised by the Black Scholes Value (as defined in the common warrant) divided by the lower of the two closing bid prices of the common stock in the two days prior to the time of such exercise, but in any event not less than $0.01 (as may be adjusted for stock dividends, subdivisions, or combinations and the like). Under this cashless exercise provision, the number of shares of common stock we may be required to issue upon a cashless exercise may be equal to more than the number of shares for which the common warrants would otherwise be exercisable, and investors would suffer substantial dilution as a result such a cashless exercise. See the section entitled “Risk Factors” for additional information and, in particular, the risk factor with the title “If the common warrants are cashlessly exercised, shareholders are likely to suffer substantial dilution” for illustrative examples of the number of additional shares that we could be required to issue upon a cashless exercise of the common warrants.

The number of shares immediately outstanding following this offering is based on 2,607,962 shares of common stock outstanding as of December 31, 2025 and excludes the following as of December 31, 2025:

●	234,606 shares of common stock issuable upon the exercise of stock options outstanding at a weighted average exercise price of approximately $13.55 per share;

●	539,060 shares of common stock issuable upon the exercise of warrants to purchase shares of our common stock, which are currently exercisable at an exercise price of $9.60 per share;

●	83 shares of common stock available for issuance pursuant to the 2021 Inducement Equity Plan;

●	113,730 shares of common stock available for issuance pursuant to the Amended and Restated 2022 Equity Incentive Plan;

●	3,708 shares of common stock available for issuance pursuant to the 2023 Employee Stock Purchase Plan; and

●	75,000 shares of common stock reserved for future issuance upon vesting of restricted stock units granted subsequent to December 31, 2025.

To the extent options, restricted units or warrants are additionally exercised or settled or other shares are issued, there may be further dilution to investors. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. As of the date of this prospectus, we may sell up to $3.1 million of shares of our common stock remaining available for sale by us under the Sales Agreement. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell securities pursuant to shelf registration statements with a value more than one-third of the aggregate market value of our common stock held by non-affiliates in any 12 month period, so long as the aggregate market value of our common stock held by non-affiliates is less than $75 million. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

DESCRIPTION OF CAPITAL STOCK

The following description summarizes the most important terms of our capital stock. Because it is only a summary of the provisions of our certificate of incorporation, as amended (the “Certificate of Incorporation”), and our amended and restated bylaws (the “Bylaws”), it does not contain all of the information that may be important to you. For a complete description of the matters set forth in this “Description of Capital Stock,” you should refer to our Certificate of Incorporation and Bylaws, each of which are included as exhibits to the registration statement of which this prospectus is a part, and to the applicable provisions of Delaware law.

Our authorized capital stock consists of 200,000,000 shares of common stock, $0.001 par value per share, and 25,000,000 shares of preferred stock, $0.001 par value per share. Our Board of Directors (the “Board”) may establish the rights and preferences of the preferred stock from time to time. As of December 31, 2025, there were 2,607,962 shares of our common stock issued and outstanding and no shares of preferred stock issued and outstanding.

Common Stock

Dividend Rights. Subject to limitations under Delaware law and preferences that may apply to any then-outstanding shares of preferred stock, holders of common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by our Board in its discretion from funds legally available therefor. Dividends, if any, will be contingent upon our revenues and earnings, if any, and capital requirements and financial conditions. The payment of dividends, if any, will be within the discretion of our Board. We presently intend to retain all earnings, if any, and accordingly our Board does not anticipate declaring any dividends prior to a business combination.

Voting Rights. Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders. Our Certificate of Incorporation does not provide for cumulative voting for the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes cast by all shares of common stock that are present in person or represented by proxy. The Certificate of Incorporation establishes a classified board of directors that is divided into three classes with staggered three-year terms. Only the directors in one class will be subject to election at each annual meeting of our stockholders, with the directors in the other classes continuing for the remainder of their respective three-year terms. The Certificate of Incorporation and the Bylaws also provide that the directors may be removed only for cause. In addition, VivoSim has reserved the right to amend, alter, change or repeal any provision in the Certificate of Incorporation, subject to any approval of our stockholders as may be required under the General Corporation Law of the State of Delaware (“DGCL”), and our Board is authorized to adopt, amend or repeal the Bylaws.

No Preemptive or Similar Rights. Our common stock is not entitled to preemptive rights, and is not subject to conversion, redemption or sinking fund provisions.

Right to Receive Liquidation Distributions. In the event of a liquidation, dissolution or winding up, the holders of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities and after providing for each class of stock, if any, having preference over the common stock, subject to the liquidation preference of any then outstanding shares of preferred stock.

Fully Paid and Non-Assessable. All of the outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable.

Preferred Stock

As of the date of this prospectus, no shares of preferred stock are issued and outstanding. Our Board is authorized, subject to limitations prescribed by Delaware law, to issue up to 25,000,000 shares of preferred stock in one or more series, to determine and fix from time to time the number of shares to be included in such series, and to fix the designations, powers, preferences and rights, qualifications, limitations and restrictions thereof, including, without limitation, dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices and liquidation preferences of such series, in each case without further vote or action by the stockholders. Our Board can also increase or decrease the number of shares of any such series, but not above the total number of authorized shares and not below the number of shares of such series then outstanding, without any further vote or action by the stockholders.

Our Board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control and may adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock. We have no current plans to issue any shares of preferred stock.

Warrants

As of March 26, 2026, we had outstanding warrants to purchase an aggregate of 539,060 shares of common stock with an exercise price of $9.60 per share, all of which are currently exercisable (subject to certain beneficial ownership requirements) and expire on May 13, 2029.

All of the outstanding warrants contain provisions for the adjustment of the exercise price in the event of stock dividends, stock splits or similar transactions. In addition, certain of the warrants contain a “cashless exercise” feature that allows the holders thereof to exercise the warrants without a cash payment to us under certain circumstances. Certain of the warrants also contain provisions that provide certain rights to warrant holders in the event of a fundamental transaction, including a merger or consolidation with or into another entity, such as:

●	the right to receive the same amount and kind of consideration paid to the holders of common stock in the fundamental transaction;

●	the right to require us or a successor entity to purchase the unexercised portion of certain warrants at the warrant’s respective fair value using the Black Scholes option pricing formula; or

●	the right to require us a successor entity to redeem the unexercised portion of certain warrants for the same consideration paid to holders of common stock in the fundamental transaction at the warrant’s respective fair value using the Black Scholes option pricing formula.

Anti-Takeover Effects of Certain Provisions of our Certificate of Incorporation, Bylaws and the General Corporation Law of the State of Delaware

Certain provisions of Delaware law, along with the Certificate of Incorporation and the Bylaws, may have the effect of delaying, deferring or discouraging another person from acquiring control of us. These provisions are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our Board. However, these provisions could have the effect of delaying, discouraging or preventing attempts to acquire us, which could deprive the stockholders of opportunities to sell their shares of our common stock at prices higher than prevailing market prices.

Delaware Law

We are subject to Section 203 of the DGCL, which prohibits persons deemed to be “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by our Board.

Choice of Forum

The Bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state or federal court located in the State of Delaware) will be the sole and exclusive forum for: (1) any derivative action or proceeding brought on our behalf; (2) any action asserting a claim of breach of a fiduciary duty by any of our directors, officers or stockholders to us or our stockholders; (3) any action arising pursuant to any provision of the DGCL or the Certificate of Incorporation or the Bylaws; or (4) any action asserting a claim governed by the internal affairs doctrine. The provision will not apply to suits brought to enforce a duty or liability created by the Securities Act, the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the choice of forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. However, the Certificate of Incorporation does not relieve us of our duties to comply with federal securities laws and the rules and regulations thereunder, and our stockholders will not be deemed to have waived our compliance with these laws, rules and regulations. The Bylaws also provide that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and to have consented to this choice of forum provision.

This choice of forum provision in the Bylaws may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, employees or agents, which may discourage such lawsuits against us and our directors, officers, employees or agents. In addition, stockholders who do bring a claim in the Court of Chancery in the State of Delaware could face additional litigation costs in pursuing any such claim, particularly if they do not reside in or near Delaware. Furthermore, the enforceability of similar choice of forum provisions in other companies’ governing documents has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable.

Board of Directors Vacancies. Any vacancy or newly created directorship in our Board, however occurring, shall be filled only by the vote of a majority of the directors then in office, although less than a quorum, and shall not be filled by the stockholders, unless our Board determines by resolution that any such vacancy or newly created directorship shall be filled by the stockholders. In addition, the number of directors constituting our Board shall be determined from time to time by a resolution adopted by our Board. These provisions may prevent a stockholder from increasing the size of our Board and then gaining control of our Board by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of our Board and promotes continuity of management.

Classified Board. Our Board is divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by the stockholders. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.

Stockholder Meetings. The Bylaws provide that a special meeting of stockholders may be called only by the chairperson of our Board, chief executive officer or president (in the absence of a chief executive officer) or a majority of the authorized number of directors, thus prohibiting a stockholder (in the capacity as a stockholder) from calling a special meeting. These provisions might delay the ability of the stockholders to force consideration of a proposal or for stockholders controlling a majority of the capital stock to take any action, including the removal of directors.

Elimination of Stockholder Action by Written Consent. The Certificate of Incorporation and the Bylaws eliminate the right of stockholders to act by written consent without a meeting unless the action to be effected by written consent and the taking of such action by written consent is approved in advance by resolution of our Board. As a result, a holder controlling a majority of the capital stock would not be able to amend the Bylaws or remove directors without holding a meeting of the stockholders called in accordance with the Bylaws.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. The Bylaws establish advance notice procedures with respect to stockholder proposals to be brought before a stockholder meeting and the nomination of candidates for election as directors. The Bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude the stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.

No Cumulative Voting. The Certificate of Incorporation does not permit stockholders to cumulate their votes in the election of directors. Accordingly, the holders of a majority of the outstanding shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they choose, other than any directors that holders of preferred stock may be entitled to elect.

Directors Removed Only for Cause. The Certificate of Incorporation and the Bylaws provide that no member of our Board may be removed from office by the stockholders except for cause.

Issuance of Undesignated Preferred Stock. The ability of our Board, without action by the stockholders, to issue up to 25,000,000 shares of undesignated preferred stock with voting or other rights or preferences as designated by our Board could impede the success of any attempt to change control of our company. This may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

Amendment of Charter Provisions. VivoSim has reserved the right to amend, alter, change or repeal any provision in the Certificate of Incorporation, subject to any approval of our stockholders as may be required under the DGCL, and our Board is authorized to adopt, amend or repeal the Bylaws. The provisions of the DGCL, the Certificate of Incorporation and the Bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the composition of our Board. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Transfer Agent and Registrar

The Transfer Agent and Registrar for our common stock is Continental Stock Transfer & Trust Company, One State Street, 30th Floor, New York, NY 10004.

Listing

Our common stock is listed on the Nasdaq Capital Market under the symbol “VIVS”. There is no established public trading market for the pre-funded warrants or common warrants to be sold in this offering, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the common warrants or pre-funded warrants on any national securities exchange.

Description of Securities we are offering

We are offering up to 3,508,772 shares of our common stock or 3,508,772 pre-funded warrants in lieu thereof to purchase up to 3,508,772 shares of our common stock, together with common warrants to purchase up to an aggregate of 5,263,159 shares of common stock. Each share of common stock or pre-funded warrant in lieu thereof is being sold together with 1.5 common warrants to purchase one share of common stock. For each pre-funded warrant we sell, the number of shares of common stock we are offering will be decreased on a one-for-one basis. The shares of common stock or pre-funded warrants in lieu thereof and accompanying common warrants will be issued separately and will be immediately separable upon issuance but must be purchased together in this offering. We are also registering the shares of common stock issuable from time to time upon exercise of the common warrants and pre-funded warrants offered hereby.

Common Stock

The material terms and provisions of our common stock are described under the caption “Description of Capital Stock – Common Stock” in this prospectus and are incorporated herein by reference.

Common Warrants

The following summary of certain terms and provisions of the common warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the common warrant, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of common warrant for a complete description of the terms and conditions of the common warrants.

We are offering up to 5,263,159 common warrants to purchase up to an aggregate of 5,263,159 shares of our common stock.

Duration and Exercise Price

Each common warrant issued in this offering represents the right to purchase one share of common stock at an initial exercise price of $1.71 per share for common warrants issued in the Initial Tranche (or, for the Second Tranche, an exercise price: (i) equal to 120% of the applicable combined public offering price per share of common stock and accompanying 1.5 common warrants to purchase one share of common stock, and (ii) in any event not less than $1.71 per share of common stock). Each common warrant may be exercised only in cash and at the election of the holder immediately upon issuance and from time to time thereafter through and including the fifth anniversary of their issuance date.

The common warrants will be exercisable in whole or in part by delivering to the Company a completed instruction form for exercise and complying with the requirements for exercise set forth in the common warrant. Payment of the exercise price may be made solely in cash.

Cashless Exercise

At any time after the closing of the Initial Tranche (as defined below) of the offering, the holders of the common warrants may exchange the common warrants on a cashless basis for a number of shares of common stock determined by multiplying the total number of shares of common stock with respect to which the common warrant is then being exercised by the Black Scholes Value (as defined in the common warrant) divided by the lower of the two closing bid prices of the common stock in the two days prior to the time of such exercise, but in any event not less than $0.01 (as may be adjusted for stock dividends, subdivisions, or combinations and the like). We are registering 250% of the shares of common stock initially issuable upon the exercise of the common warrants; however, we may issue shares in excess of such amount, which could result in further dilution. See the sections entitled “Risk Factors” and “Dilution” for additional information.

No Fractional Shares

No fractional shares or scrip representing fractional shares shall be issued upon the exercise of the common warrants. As to any fraction of a share which the holder would otherwise be entitled to purchase upon such exercise, the number of shares of common stock to be issued shall be rounded up to the nearest whole number.

Exercise Limitation

In general, a holder will not have the right to exercise any portion of a common warrant if the holder (together with its affiliates) would beneficially own in excess of 9.99% (or, at the election of the holder, 4.99%), of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrant. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon notice to us, provided that any increase in this limitation will not be effective until 61 days after such notice from the holder to us and such increase or decrease will apply only to the holder providing such notice.

Adjustments for Dilutive Issuances

If, during the period the begins on the date of the closing of the Initial Tranche and ends ninety (90) days after the last closing of a Tranche of this offering (the “Restricted Period”), we effect a Subsequent Financing (as defined in the Securities Purchase Agreement), or are deemed to have effected a Subsequent Financing, any shares of common stock (including the issuance or sale of common stock owned or held by or for the account of the Company) issued or sold or deemed to have been issued or sold for a consideration per share less than a price equal to the exercise price of the common warrants in effect immediately prior to such issue or sale or deemed issuance or sale (such exercise price then in effect is referred to as the “Applicable Price”) (the foregoing a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the exercise price then in effect shall be reduced (and in no event increased) to the price per share as determined in accordance with the following formula:

EP2 = EP1 x (A + B) / (A + C)

For purposes of the foregoing formula:

A= The total number of shares of common stock with respect to which a common warrant may be exercised.

B= The total number of shares of common stock that would be issued or issuable under the Dilutive Issuance if issued at a per share equal to EP1.

C= The total number of shares of common stock actually issued or issuable under the Dilutive Issuance.

EP1= The exercise price in effect immediately prior to a Dilutive Issuance.

EP2= The exercise price immediately after such Dilutive Issuance; provided, however, that such price shall in no event be less than $0.01 per share of common stock (as may be adjusted for stock dividends, subdivisions, or combinations in the manner described in Section 2(a) herein, the “Floor Price”);

provided, that if such issuance or sale (or deemed issuance or sale) was without consideration, then we shall be deemed to have received the Floor Price for each such share so issued or deemed to be issued. For all purposes of the foregoing (including, without limitation, determining the adjusted exercise price and consideration per share under this adjustment provision), the following shall be applicable:

●	if, during the Restricted Period, we in any manner grant or sell any options and the lowest price per share (as described in the common warrants) for which one share of common stock is issuable upon the exercise of any such option or upon conversion, exercise or exchange of any convertible securities issuable upon exercise of any such option is less than the Applicable Price, then such share of common stock shall be deemed to be outstanding and to have been issued and sold by us at the time of the granting or sale of such option for such price per share;

●	if, during the Restricted Period, we in any manner issue or sell any convertible securities and the lowest price per share (as described in the common warrants) for which one share of common stock is issuable upon the conversion, exercise or exchange thereof is less than the Applicable Price, then such share of common stock shall be deemed to be outstanding and to have been issued and sold by us at the time of the issuance or sale of such convertible securities for such price per share; and

if, during the Restricted Period, the purchase or exercise price provided for in any options, the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any convertible securities, or the rate at which any convertible securities are convertible into or exercisable or exchangeable for shares of common stock increases or decreases at any time, the exercise price in effect at the time of such increase or decrease shall be adjusted to the exercise price which would have been in effect at such time had such options or convertible securities provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate, as the case may be, at the time initially granted, issued or sold.

Adjustment for Stock Splits

The exercise price and the number of shares of common stock purchasable upon the exercise of the common warrants are subject to adjustment upon the occurrence of specific events, including sales of additional shares of common stock, stock dividends, stock splits, and combinations of our common stock.

Dividends or Distributions

If we declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of our common stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property, options, evidence of indebtedness or any other assets by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) at any time after the issuance of the common warrants, then, in each such case, the holders of the common warrants shall be entitled to participate in such distribution to the same extent that the holders would have participated therein if the holders had held the number of shares of common stock acquirable upon complete exercise of the common warrants.

Purchase Rights

If we grant, issue or sell any shares of our common stock or securities exercisable for, exchangeable for or convertible into our common stock, or rights to purchase stock, common warrants, securities or other property pro rata to the record holders of any class of shares of our common stock, referred to as “Purchase Rights”, then each holder of the common warrants will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the holder could have acquired if the holder had held the number of shares of common stock acquirable upon complete exercise of the common warrants immediately before the record date, or, if no such record is taken, the date as of which the record holders of shares of common stock are to be determined, for the grant, issue or sale of such Purchase Rights.

Fundamental Transactions

In the event of a fundamental transaction, as described in the common warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the consummation of a business combination with another person or group of persons whereby such other person or group acquires greater than 50% of the voting power of the outstanding common stock and preferred stock, the holders of the common warrants will be entitled to receive upon exercise of the common warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the common warrants immediately prior to such fundamental transaction. Additionally, as more fully described in the common warrants, in the event of certain fundamental transactions, the holders of the common warrants may be entitled to receive consideration in an amount equal to the Black Scholes value of the common warrants.

Transferability

Subject to applicable laws, the common warrants may be offered for sale, sold, transferred or assigned. There is currently no trading market for the common warrants and a trading market is not expected to develop.

Rights as a Stockholder

Except as otherwise provided in the common warrants or by virtue of a holder’s ownership of shares of our common stock, the holders of the common warrants do not have the rights or privileges of holders of our common stock, including any voting rights, unless and until they exercise their common warrants.

Amendments

The common warrants may be amended with the written consent of the holder of such common warrant and us.

Listing

There is no established public trading market for the common warrants, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the common warrants on any national securities exchange.

Pre-Funded Warrants

The following summary of certain terms and provisions of the pre-funded warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the pre-funded warrant, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of pre-funded warrant for a complete description of the terms and conditions of the pre-funded warrants.

We are offering up to 3,508,772 pre-funded warrants to purchase up to 3,508,772 shares of our common stock.

Duration and Exercise Price

Each pre-funded warrant offered hereby will have an initial exercise price per share equal to $0.001. The pre-funded warrants will be immediately exercisable and may be exercised at any time until the pre-funded warrants are exercised in full. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock and the exercise price.

Exercisability

Each pre-funded warrant may be exercised, in cash or, if there is no effective registration statement permitting the issuance or resale of the shares issuable upon exercise of the pre-funded warrant, by a cashless exercise at the election of the holder at any time following the date of issuance and from time to time thereafter until the pre-funded warrants are exercised in full. The pre-funded warrants will be exercisable in whole or in part by delivering to the Company a completed instruction form for exercise and complying with the requirements for exercise set forth in the pre-funded warrant. Payment of the exercise price may be made in cash or pursuant to a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the pre-funded warrant.

Cashless Exercise

At the time a holder exercises its pre-funded warrants, and if there is no effective registration statement permitting the issuance or resale of the shares issuable upon exercise of the pre-funded warrant, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the pre-funded warrants.

No Fractional Shares

No fractional shares or scrip representing fractional shares shall be issued upon the exercise of the pre-funded warrants. As to any fraction of a share which the holder would otherwise be entitled to purchase upon such exercise, the number of shares of common stock to be issued shall be rounded up to the nearest whole number.

Exercise Limitation

In general, a holder will not have the right to exercise any portion of a pre-funded warrant if the holder (together with its Attribution Parties (as defined in the pre-funded warrant)) would beneficially own in excess of 9.99% (or, at the election of the holder, 4.99%), of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the pre-funded warrant. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon notice to us, provided, that any increase in this limitation will not be effective until 61 days after such notice from the holder to us and such increase or decrease will apply only to the holder providing such notice.

Adjustment for Stock Splits

The exercise price and the number of shares of common stock purchasable upon the exercise of the pre-funded warrants are subject to adjustment upon the occurrence of specific events, including sales of additional shares of common stock, stock dividends, stock splits, and combinations of our common stock.

Dividends or Distributions

If we declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of our common stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property, options, evidence of indebtedness or any other assets by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) at any time after the issuance of the pre-funded warrants, then, in each such case, the holders of the common warrants shall be entitled to participate in such distribution to the same extent that the holders would have participated therein if the holders had held the number of shares of common stock acquirable upon complete exercise of the pre-funded warrants.

Purchase Rights

If we grant, issue or sell any shares of our common stock or securities exercisable for, exchangeable for or convertible into our common stock, or rights to purchase stock, common warrants, securities or other property pro rata to the record holders of any class of shares of our common stock, referred to as Purchase Rights, then each holder of the pre-funded warrants will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the holder could have acquired if the holder had held the number of shares of common stock acquirable upon complete exercise of the pre-funded warrants immediately before the record date, or, if no such record is taken, the date as of which the record holders of shares of common stock are to be determined, for the grant, issue or sale of such Purchase Rights.

Fundamental Transactions

In the event of a fundamental transaction, as described in the pre-funded warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the consummation of a business combination with another person or group of persons whereby such other person or group acquires greater than 50% of the voting power of the outstanding common stock and preferred stock, the holders of the pre-funded warrants will be entitled to receive upon exercise of the pre-funded warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the pre-funded warrants immediately prior to such fundamental transaction.

Transferability

Subject to applicable laws, a pre-funded warrant may be transferred at the option of the holder upon surrender of the pre-funded warrant to us together with the appropriate instruments of transfer.

Trading Market

There is no trading market available for the pre-funded warrants on any securities exchange or nationally recognized trading system.

Rights as a Stockholder

Except as otherwise provided in the pre-funded warrants or by virtue of such holder’s ownership of shares of our common stock, the holders of the pre-funded warrants do not have the rights or privileges of holders of our common stock, including any voting rights, unless and until they exercise their pre-funded warrants.

Amendments

The pre-funded warrants may be amended with the written consent of the holders of a majority of the then outstanding pre-funded warrants and us.

Listing

We do not intend to apply for listing of the pre-funded warrants on any national securities exchange.

Placement Agent Warrants

The following summary of certain terms and provisions of the Placement Agent Warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Placement Agent Warrants, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of Placement Agent Warrant for a complete description of the terms and conditions of the Placement Agent Warrant.

We are offering up to 175,439 Placement Agent Warrants to purchase up to 175,439 shares of our common stock, representing five percent (5%) of the shares of common stock and/or pre-funded warrants that may be sold to investors introduced by the Placement Agent in this offering.

Duration and Exercise Price

Each Placement Agent Warrant issued in this offering represents the right to purchase one share of common stock at an initial exercise price equal to 125% of the applicable combined public offering price per share of common stock and accompanying 1.5 common warrants to purchase one share of common stock for the applicable Tranche. In connection with the Initial Tranche, we will issue 131,579 Placement Agent Warrants to purchase up to 131,579 shares of common stock, and such Placement Agent Warrants will have an exercise price of $1.425 per share of common stock. In connection with the Second Tranche, we may issue up to 43,860 Placement Agent Warrants to purchase up to 43,860 shares of common stock, and such Placement Agent Warrants will have an exercise price (i) equal to 125% of the applicable combined public offering price per share of common stock and accompanying 1.5 common warrants to purchase one share of common stock for the Second Tranche and (ii) in any event of not less than $1.425 per share of common stock. Each Placement Agent Warrant may be exercised in cash or, if there is no effective registration statement permitting the issuance or resale of the shares issuable upon exercise of the Placement Agent Warrant, by a cashless exercise six months after issuance and from time to time thereafter through and including the third anniversary of their issuance date.

The Placement Agent Warrants will be exercisable in whole or in part by delivering to the Company a completed instruction form for exercise and complying with the requirements for exercise set forth in the Placement Agent Warrants.

Exercisability

Each Placement Agent Warrant may be exercised, in cash or, if there is no effective registration statement permitting the issuance or resale of the shares issuable upon exercise of the Placement Agent Warrant, by a cashless exercise at the election of the holder at any time following the six month anniversary of the date of issuance and from time to time thereafter until the Placement Agent Warrants are exercised in full. The Placement Agent Warrants will be exercisable in whole or in part by delivering to the Company a completed instruction form for exercise and complying with the requirements for exercise set forth in the Placement Agent Warrant. Payment of the exercise price may be made in cash or pursuant to a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the Placement Agent Warrant.

Cashless Exercise

At the time a holder exercises its Placement Agent Warrants, and if there is no effective registration statement permitting the issuance or resale of the shares issuable upon exercise of the Placement Agent Warrants, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the Placement Agent Warrant.

No Fractional Shares

No fractional shares or scrip representing fractional shares shall be issued upon the exercise of the Placement Agent Warrants. As to any fraction of a share which the holder would otherwise be entitled to purchase upon such exercise, the number of shares of common stock to be issued shall be rounded up to the nearest whole number.

Exercise Limitation

In general, a holder will not have the right to exercise any portion of the Placement Agent Warrants if the holder (together with its Attribution Parties (as defined in the Placement Agent Warrant)) would beneficially own in excess of 9.99% (or, at the election of the holder, 4.99%) of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Placement Agent Warrant. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon notice to us, provided that any increase in this limitation will not be effective until 61 days after such notice from the holder to us and such increase or decrease will apply only to the holder providing such notice.

Adjustment for Stock Splits

The exercise price and the number of shares of common stock purchasable upon the exercise of the Placement Agent Warrants are subject to adjustment upon the occurrence of specific events, including sales of additional shares of common stock, stock dividends, stock splits, and combinations of our common stock.

Dividends or Distributions

If we declare or make any dividend (other than cash) or other distribution of its assets (or rights to acquire its assets) to holders of shares of our common stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property, options, evidence of indebtedness or any other assets by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction and excluding a stock split) at any time after the issuance of the Placement Agent Warrants, then, in each such case, the holders of the Placement Agent Warrants shall be entitled to participate in such distribution to the same extent that the holders would have participated therein if the holders had held the number of shares of common stock acquirable upon complete exercise of the Placement Agent Warrants.

Purchase Rights

If we grant, issue or sell any shares of our common stock or securities exercisable for, exchangeable for or convertible into our common stock, or rights to purchase stock, common warrants, securities or other property pro rata to the record holders of any class of shares of our common stock, referred to as Purchase Rights, then each holder of the Placement Agent Warrants will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the holder could have acquired if the holder had held the number of shares of common stock acquirable upon complete exercise of the Placement Agent Warrants immediately before the record date, or, if no such record is taken, the date as of which the record holders of shares of common stock are to be determined, for the grant, issue or sale of such Purchase Rights.

Fundamental Transactions

In the event of a fundamental transaction, as described in the Placement Agent Warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the consummation of a business combination with another person or group of persons whereby such other person or group acquires greater than 50% of the voting power of the outstanding common stock and preferred stock, the holders of the Placement Agent Warrants will be entitled to receive upon exercise of the Placement Agent Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Placement Agent Warrants immediately prior to such fundamental transaction.

Transferability

Neither the Placement Agent Warrants nor any shares of common stock issuable upon exercise thereof may be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction for a period of six months immediately following the commencement of sales of the offering. Subject to the foregoing, the Placement Agent Warrants are transferable, in whole or in part, upon surrender of the Placement Agent Warrant to the Company and, upon such surrender, the Company will execute and deliver a new warrant to the name of the assignee(s) of the Placement Agent.

Trading Market

There is no trading market available for the Placement Agent Warrants on any securities exchange or nationally recognized trading system.

Rights as a Stockholder

Except as otherwise provided in the Placement Agent Warrants or by virtue of a holder’s ownership of shares of our common stock, the holders of the Placement Agent Warrants do not have the rights or privileges of holders of our common stock, including any voting rights, unless and until they exercise their Placement Agent Warrants.

Amendments

The Placement Agent Warrants may be amended with the written consent of the holder of such Placement Agent Warrant and us.

Listing

We do not intend to apply for listing of the Placement Agent Warrants on any national securities exchange.

Material U.S. Federal Income Tax Considerations for U.S. AND Non-U.S. Holders

The following is a summary of the material U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock, common warrants and pre-funded warrants, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. Throughout this summary, all references to our common stock are meant to include our pre-funded warrants. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed or subject to differing interpretations, possibly with retroactive effect, with the resulting U.S. federal income tax consequences being different from those set forth below. We have not sought and will not seek any ruling from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This summary also does not address the tax considerations arising under the laws of any U.S. state or local or any non-U.S. jurisdiction, estate or gift tax, the 3.8% Medicare tax on net investment income or any alternative minimum tax consequences. In addition, this discussion does not address tax considerations applicable to a holder’s particular circumstances or to a holder that may be subject to special tax rules, including, without limitation:

●	banks, insurance companies or other financial institutions;

●	tax-exempt or government organizations;

●	brokers or dealers in securities, commodities or currencies;

●	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

●	persons that own, or are deemed to own, more than 5.0% of our capital stock;

●	certain U.S. expatriates, citizens or former long-term residents of the United States;

●	persons who hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction,” synthetic security, other integrated investment, or other risk reduction transaction;

●	persons who do not hold our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, for investment purposes);

●	persons deemed to sell our common stock under the constructive sale provisions of the Code;

●	pension plans;

●	partnerships, or other entities or arrangements treated as partnerships for U.S. federal income tax purposes, or investors in any such entities;

●	persons for whom our stock constitutes “qualified small business stock” within the meaning of Section 1202 of the Code;

●	integral parts or controlled entities of foreign sovereigns;

●	passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax;

●	controlled foreign corporations, or foreign corporations with respect to which there are one or more United States shareholders within the meaning of Treasury Regulation Section 1.367(b)-3(b)(1)(ii);

●	accrual method taxpayers that file applicable financial statements as described in Section 451(b) of the Code;

●	grantor trusts;

●	persons subject to the alternative minimum tax;

●	U.S. persons whose “functional currency” is not the U.S. dollar;

●	holders of the Placement Agent Warrants; or

●	persons that acquire our common stock or common warrants as compensation for services.

In addition, if a partnership, including any entity or arrangement classified as a partnership for U.S. federal income tax purposes, holds our common stock or common warrants, the tax treatment of a partner generally will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Accordingly, partnerships that hold our common stock or common warrants, and partners in such partnerships, should consult their tax advisors regarding the U.S. federal income tax consequences to them of the purchase, ownership, and disposition of our common stock or common warrants.

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our common stock or common warrants arising under the U.S. federal estate or gift tax rules or under the laws of any U.S. state or local or any non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

Definition of a U.S. Holder

For purposes of this summary, a “U.S. Holder” is any beneficial owner of our common stock or common warrants that is a “U.S. person,” and is not a partnership, or an entity treated as a partnership or disregarded from its owner, each for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

●	an individual who is a citizen or resident of the United States;

●	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

●	a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes.

For purposes of this summary, a “Non-U.S. Holder” is any beneficial owner of our common stock or common warrants that is not a U.S. Holder or a partnership, or other entity treated as a partnership or disregarded from its owner, each for U.S. federal income tax purposes.

Treatment of Pre-Funded Warrants

Although it is not entirely free from doubt, we believe a pre-funded warrant should be treated as common stock for U.S. federal income tax purposes and a holder of pre-funded warrants should generally be taxed in the same manner as a holder of our common stock, as described below. Accordingly, no gain or loss should be recognized upon the exercise of a pre-funded warrant and, upon exercise, the holding period of a pre-funded warrant should carry over to the common stock received. Similarly, the tax basis of the pre-funded warrant should carry over to the common stock received upon exercise, increased by the exercise price of $0.001 per share. However, our characterization of a pre-funded warrant is not binding on the IRS, and the IRS may treat our pre-funded warrants as warrants to acquire our common stock. If so, the amount and character of your gain with respect to an investment in our pre-funded warrants could change. Accordingly, each holder should consult his, her or its own tax advisor regarding the risks associated with the acquisition of pre-funded warrants pursuant to this offering (including potential alternative characterizations). The balance of this discussion generally assumes that our characterization described above is respected for U.S. federal income tax purposes.

Tax Consequences to U.S. Holder

Distributions on Common Stock

As discussed above under “Dividend Policy,” we do not currently expect to make distributions on our common stock. In the event that we do make distributions of cash or other property, distributions paid on common stock, other than certain pro rata distributions of common stock, will be treated as a dividend to the extent paid out of our current or accumulated earnings and profits, if any, and will be includible in income by the U.S. Holder and taxable as ordinary income when received. If a distribution exceeds our current and accumulated earnings and profits, the excess will be first treated as a tax-free return of the U.S. Holder’s investment, up to the U.S. Holder’s tax basis in the common stock. Any remaining excess will be treated as a capital gain. Subject to applicable limitations, dividends paid to certain non-corporate U.S. Holders may be eligible for taxation as “qualified dividend income” and therefore may be taxable at rates applicable to long-term capital gains. U.S. Holders should consult their tax advisers regarding the availability of the reduced tax rate on dividends in their particular circumstances. Dividends received by a corporate U.S. Holder will be eligible for the dividends-received deduction if the U.S. Holder meets certain holding period and other applicable requirements. As our earnings and profits may be unknown at the time of distribution, U.S. Holders should expect to treat a distribution as a dividend even if that distribution would otherwise be treated as a tax-free return of capital or as capital gain under the rules described above.

Sale or Other Disposition of Common Stock

For U.S. federal income tax purposes, gain or loss realized on the sale or other disposition of common stock will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder held the common stock for more than one year. The amount of the gain or loss will equal the difference between the U.S. Holder’s tax basis in the common stock disposed of and the amount realized on the disposition. Long-term capital gains recognized by non-corporate U.S. Holders will be subject to reduced tax rates.

In the case of a redemption, such redemption generally will be treated as a sale or exchange of the common stock (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. The redemption of our common stock will not be “essentially equivalent to a dividend” if a U.S. Holder’s redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder should consult with its own tax advisors as to the tax consequences of a redemption.

Any such gain or loss recognized on the sale, taxable exchange or other taxable disposition of our common stock, including on a redemption as described above, will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for the common stock so disposed of exceeds one year. The amount of gain or loss recognized will generally be equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received in such disposition and (2) the U.S. Holder’s adjusted tax basis in its common stock so disposed of. A U.S. Holder’s adjusted tax basis in its common stock will generally equal the U.S. Holder’s acquisition cost for such common stock, less any prior distributions treated as a return of capital. The deductibility of capital losses is subject to limitations. Long-term capital gains recognized by non-corporate U.S. Holders are generally eligible for reduced rates of tax. If the U.S. Holder’s holding period for the common stock so disposed of is one year or less, any gain on a sale or other taxable disposition of the shares would be subject to short-term capital gain treatment and would be taxed at ordinary income tax rates. The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. Holder on the sale or exchange of our common stock will generally be treated as U.S. source gain or loss.

Sale or Other Disposition, Exercise or Expiration of Common Warrants

A U.S. Holder will recognize gain or loss on the sale or other taxable disposition of common warrants in an amount equal to the difference, if any, between the amount of cash plus the fair market value of any property received and such U.S. Holder’s tax basis in common warrants sold or otherwise disposed of, in each case as determined in U.S. dollars. Gain or loss recognized on such sale or other taxable disposition generally will be a capital gain or loss, which will be long-term capital gain or loss if the common warrant is held for more than one year. The gain or loss will generally be U.S.-source gain or loss for foreign tax credit purposes. Deductions for capital losses are subject to complex limitations under the Code.

A U.S. Holder should not recognize gain or loss on the exercise of common warrants and related receipt of common stock. A U.S. Holder’s initial tax basis in the common stock received on the exercise of a common warrant should be equal to the sum of (i) such U.S. Holder’s initial tax basis in such common warrant plus (ii) the exercise price paid by such U.S. Holder on the exercise of such common warrant.

Upon the lapse or expiration of a warrant, a U.S. Holder will recognize a loss in an amount equal to such U.S. Holder’s tax basis in the warrant. Any such loss generally will be a capital loss and will be long-term capital loss if the warrants are held for more than one year. Deductions for capital losses are subject to complex limitations under the Code.

Certain Adjustments to the Common Warrants and Pre-funded Warrants

Under Section 305 of the Code, an adjustment to the number of shares of common stock that will be issued on the exercise of the common warrants or pre-funded warrants, or an adjustment to the exercise price of the common warrants or pre-funded warrants, may be treated as a constructive distribution to a U.S. Holder of the common warrants or pre-funded warrants if, and to the extent that, such adjustment has the effect of increasing such U.S. Holder’s proportionate interest in our earnings and profits or our assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or property to the shareholders). Adjustments to the exercise price of the common warrants or pre-funded warrants made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution of the interest of the holder of the common warrants or pre-funded warrants should generally not be considered to result in a constructive distribution. Any such constructive distribution would be taxable whether or not there is an actual distribution of cash or other property (see more detailed discussion of the rules applicable to distributions we make under “Distributions on Common Stock” above).

Tax Consequences to Non-U.S. Holders

Distributions

As discussed in the section entitled “Dividend Policy,” we do not anticipate paying any dividends on our common stock in the foreseeable future. If we make distributions on our common stock, those payments will constitute dividends for U.S. federal income tax purposes to the extent we have current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce a Non-U.S. Holder’s basis in our common stock, as applicable, but not below zero. Any excess will be treated as capital gain and will be treated as described below under the “—Gain on Sale or Other Disposition of Common Stock” section. Any such distributions would be subject to the discussions below regarding back-up withholding and the Foreign Account Tax Compliance Act, or FATCA.

Subject to the discussion below on effectively connected income, any dividend paid to a Non-U.S. Holder generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty between the U.S. and such holder’s country of residence. To receive a reduced treaty rate, a Non-U.S. Holder must provide us or our agent with an IRS Form W-8BEN or W-8BEN-E (generally including a U.S. taxpayer identification number), or another appropriate version of IRS Form W-8 (or a successor form), which must be updated periodically, and which, in each case, must certify qualification for the reduced treaty rate. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Dividends paid to a Non-U.S. Holder that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States and that are not eligible for relief from U.S. (net basis) income tax under an applicable income tax treaty, generally are exempt from the (gross basis) withholding tax described above. To obtain this exemption from withholding tax, the Non-U.S. Holder must provide the applicable withholding agent with an IRS Form W-8ECI or successor form or other applicable IRS Form W-8 certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Such effectively connected dividends, if not eligible for relief under a tax treaty, would not be subject to a withholding tax, but would be taxed at the same rates applicable to U.S. persons, net of certain deductions and credits and if, in addition, the Non-U.S. Holder is a corporation, may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

If you are eligible for a reduced rate of withholding tax pursuant to a tax treaty, you may be able to obtain a refund of any excess amounts withheld if you timely file an appropriate claim for refund with the IRS.

Gain on Sale or Other Disposition of Common Stock and Common Warrants

Subject to the discussion below regarding backup withholding and FATCA, a Non-U.S. Holder generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock or common warrants unless:

●	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States and not eligible for relief under an applicable income tax treaty, in which case the Non-U.S. Holder will be required to pay tax on the net gain derived from the sale under regular U.S. federal income tax rates applicable to U.S. persons, and for a Non-U.S. Holder that is a corporation, such Non-U.S. Holder may be subject to the branch profits tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items;

●	the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met, in which case the Non-U.S. Holder will be required to pay a flat 30% tax on the gain derived from the sale, which tax may be offset by U.S. source capital losses (even though the Non-U.S. Holder is not considered a resident of the United States) (subject to applicable income tax or other treaties); or

●	we are a “U.S. real property holding corporation” for U.S. federal income tax purposes, or a USRPHC, at any time within the shorter of the five-year period preceding the disposition or the Non-U.S. Holder’s holding period for our common stock. We believe we are not currently and do not anticipate becoming a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of our common stock will not be subject to United States federal income tax if (a) shares of our common stock are “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, such as Nasdaq, and (b) the Non-U.S. Holder owns or owned, actually and constructively, 5% or less of the shares of our common stock throughout the five-year period ending on the date of the sale or exchange. If the foregoing exception does not apply, such Non-U.S. Holder’s proceeds received on the disposition of shares will generally be subject to withholding at a rate of 15% and such Non-U.S. Holder will generally be taxed on any gain in the same manner as gain that is effectively connected with the conduct of a U.S. trade or business, except that the branch profits tax generally will not apply. Non-U.S. Holders of pre-funded warrants should consult their tax advisors regarding the application of these rules with respect to the pre-funded warrants (which are not expected to be “regularly traded” on an established securities market).

Possible Constructive Distributions

Non-U.S. Holders will generally be taxed on constructive distribution as described above under “Certain Adjustments to the Common Warrants and Pre-funded Warrants.” An adjustment which has the effect of preventing dilution generally should not be a taxable event. Nevertheless, a Non-U.S. Holder of common warrants or pre-funded warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of common stock that would be obtained upon exercise) as a result of a distribution of cash to the holders of shares of our common stock which is taxable to such holders as a distribution. A Non-U.S. Holder would be subject to U.S. federal income tax withholding as described above under “Distributions” under that section in the same manner as if such Non-U.S. Holder received a cash distribution from us on common stock equal to the fair market value of such increased interest.

Information Reporting and Backup Withholding

Information returns may be filed with the IRS in connection with distributions on common stock, and the proceeds of a sale or other disposition of common stock or common warrants. A non-exempt U.S. Holder may be subject to U.S. backup withholding on these payments if it fails to provide its taxpayer identification number to the withholding agent and comply with certification procedures or otherwise establish an exemption from backup withholding.

A Non-U.S. Holder may be subject to U.S. information reporting and backup withholding on these payments unless the Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person (within the meaning of the Code). The certification requirements generally will be satisfied if the Non-U.S. Holder provides the applicable withholding agent with a statement on the applicable IRS Form (or a suitable substitute or successor form), together with all appropriate attachments, signed under penalties of perjury, stating, among other things, that such Non-U.S. Holder is not a U.S. person. Applicable Treasury Regulations provide alternative methods for satisfying this requirement. In addition, the amount of distributions on common stock paid to a Non-U.S. Holder, and the amount of any U.S. federal tax withheld therefrom, must be reported annually to the IRS and the holder. This information may be made available by the IRS under the provisions of an applicable tax treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

Payment of the proceeds of the sale or other disposition of common stock or common warrants to or through a non-U.S. office of a U.S. broker or of a non-U.S. broker with certain specified U.S. connections generally will be subject to information reporting requirements, but not backup withholding, unless the Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person or an exemption otherwise applies. Payments of the proceeds of a sale or other disposition of common stock or common warrants to or through a U.S. office of a broker generally will be subject to information reporting and backup withholding, unless the Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person or otherwise establishes an exemption.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment generally will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

Foreign Accounts

The Code generally imposes a U.S. federal withholding tax of 30% on dividends and, subject to the discussion below regarding proposed regulations issued by the U.S. Treasury Department, the gross proceeds of a disposition of securities paid to a “foreign financial institution” (as specifically defined for this purpose), unless such institution enters into an agreement with the U.S. government to, among other things, withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or otherwise qualifies for an exemption from these rules. A U.S. federal withholding tax of 30% also applies to dividends and, subject to the discussion below regarding proposed regulations issued by the U.S. Treasury Department, will apply to the gross proceeds of a disposition of securities paid to a non-financial foreign entity (as defined in the Code), unless such entity either provides the withholding agent with a certification that it does not have any substantial direct or indirect. “United States owners” (as defined in the Code) or provides information regarding each substantial United States owners of the entity, or otherwise qualifies for an exemption from these rules.

Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in the paragraph above.

The U.S. Treasury Department released proposed regulations which, if finalized in their present form, would eliminate the federal withholding tax of 30% applicable to the gross proceeds of a sale or other disposition of our common stock or common warrants. In its preamble to such proposed regulations, the U.S. Treasury Department stated that taxpayers may generally rely on the proposed regulations until final regulations are issued. Prospective investors should consult their own tax advisors regarding the possible impact of these rules on their investment in our common stock or common warrants, and the possible impact of these rules and the proposed regulations on the entities through which they hold our common stock or common warrants, including, without limitation, the process and deadlines for meeting the applicable requirements to prevent the imposition of this 30% withholding tax.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR SECURITIES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS. PROSPECTIVE INVESTORS SHOULD ALSO CONSULT WITH THEIR TAX ADVISORS WITH RESPECT TO SUCH CHANGES IN U.S. TAX LAW AS WELL AS POTENTIAL CONFORMING CHANGES IN STATE TAX LAWS.

PLAN OF DISTRIBUTION

Pursuant to a placement agency agreement, dated as of March 31, 2026 (the “Placement Agency Agreement”), we have engaged Joseph Gunnar & Co., LLC (the “Placement Agent”) to act as our exclusive placement agent to solicit offers to purchase the securities offered by this prospectus on a reasonable best efforts basis. The Placement Agent is not purchasing or selling any securities, nor are they required to arrange for the purchase and sale of any specific number or dollar amount of securities, other than to use their “reasonable best efforts” to arrange for the sale of the securities by us. Therefore, we may not sell the entire amount of securities being offered.

The terms of this offering are subject to market conditions and negotiations between us, the Placement Agent and prospective investors. The Placement Agent will have no authority to bind us by virtue of the Placement Agency Agreement. This is a best-efforts offering and there is no minimum amount of proceeds that is a condition to closing of this offering. Investors purchasing securities offered hereby will have the option to execute a securities purchase agreement with us. In addition to rights and remedies available to all purchasers in this offering under federal securities and state law, the purchasers which enter into a securities purchase agreement will also be able to bring claims of breach of contract against us. The ability to pursue a claim for breach of contract is material to larger purchasers in this offering as a means to enforce the following covenants uniquely available to them under the securities purchase agreement: (i) a covenant to not enter into variable rate financings for a period of up to the earlier of six months following the date of the last closing of a Tranche of this offering or the date as of which purchasers no longer the securities acquired under such securities purchase agreement, subject to certain exceptions; and (ii) a covenant to not enter into any equity financings until the earlier of the ninetieth (90th) day after last closing of a Tranche of this offering and the date upon which all pre-funded warrants and common warrants have been exercised, subject to certain exceptions. The Placement Agent may engage one or more sub-agents or selected dealers in connection with the offering.

The nature of the representations, warranties and covenants in the securities purchase agreements shall include, among others:

●	standard issuer representations and warranties of the Company on matters such as organization, qualification, authorization, no conflict, no governmental filings required, current in SEC filings, no litigation (except as set forth herein), labor or other compliance issues, environmental, regulatory certificates, authorizations and permits, intellectual property and title matters and compliance with various laws such as the Foreign Corrupt Practices Act; and

●	covenants regarding matters such as registration of warrant shares, no integration with other offerings, filing of a Form 8-K to disclose entering into these securities purchase agreements, no shareholder rights plans, no material nonpublic information, use of proceeds, indemnification of purchasers, reservation and listing of common stock issued in this offering, no subsequent equity sales for ninety (90) days after the last closing of a Tranche of this offering, subject to certain exceptions, and no Variable Rate Transactions (as defined in the securities purchase agreement) until the earlier of six months after the last closing of a Tranche of this offering and the date when purchasers no longer hold the securities acquired in connection with this offering, subject to certain exceptions.

The Placement Agency Agreement provides that the Placement Agent’s obligations are subject to conditions contained in the Placement Agency Agreement.

Delivery of the securities offered hereby in the Initial Tranche is expected to occur on or about April 1, 2026, subject to satisfaction of certain customary closing conditions. Delivery of the securities offered hereby in the Second Tranche, if any, would, subject to the satisfaction of certain conditions and customary closing conditions, be made on the Second Tranche Closing Date.

Fees and Expenses

The following table shows the combined public offering price per share of common stock and accompanying 1.5 common warrants to purchase one share of common stock, and per pre-funded warrant and accompanying 1.5 common warrants to purchase one share of common stock, placement agent fees payable by us, and proceeds before expenses to us:

	Per Share and Accompanying 1.5 Common Warrants	Per Pre-Funded Warrant and Accompanying 1.5 Common Warrants	Total*
Public offering price	$1.14	$1.139	$3,997,655.06
Placement Agent fees	0.0855	0.0855	300,000.01
Proceeds, before expenses, to us(1)	$1.0545	$1.0535	$3,697,655.05

*	Assumes there is a Second Tranche Closing for the maximum amount thereof, with the shares of our common stock (with no pre-funded warrants being issued in lieu of common stock) and accompanying 1.5 common warrants to purchase one share of common stock sold at the same combined public offering price as the shares and accompanying 1.5 common warrants sold in the closing of the Initial Tranche. There can be no assurances that the conditions to closing the Second Tranche will be satisfied or that there will be a Second Tranche Closing.

(1)	The amount of the offering proceeds to us presented in this table does not give effect to the exercise, if any, of the common warrants or the pre-funded warrants.

We have agreed to pay the Placement Agent a total cash fee equal to up to seven and a half percent (7.5%) of the aggregate gross proceeds raised in the offering. We have also agreed to reimburse the Placement Agent, subject to the terms of the Placement Agency Agreement, for certain reasonable accountable out-of-pocket expenses incurred relating to the offering, up to a maximum of $60,000, comprised of (i) up to $30,000 relating to the fees and expenses of the Placement Agent’s counsel if the offering closes, (ii) $15,000 related to the fees, expenses and disbursements relating to the background checks of the Company’s officers, directors and entities, (iii) up to $5,000 related to the Placement Agent’s actual accountable, reasonable and documented “road show” expenses for the offering, and (iv) $5,000 related to reasonable fees and disbursements of “blue sky” counsel upon commencement of “blue sky” work by such counsel and an additional $5,000 at the closing of the offering, unless otherwise agreed. We estimate the total offering expenses of this offering that will be payable by us, excluding the Placement Agent fees and expenses, will be approximately $0.3 million.

Placement Agent Warrants

In addition, we have agreed to issue warrants (the “Placement Agent Warrants”) to the Placement Agent or its designees to purchase up to 175,439 shares of our common stock (representing five percent (5%) of the shares of common stock and/or pre-funded warrants sold to investors introduced by the Placement Agent in this offering). The Placement Agent Warrants will be exercisable at any time, and from time to time, in whole or in part, commencing from the date six (6) months from the date of issuance and expiring three (3) years from their issue date, at an exercise price equal to 125% of the applicable combined public offering price per share of common stock and accompanying 1.5 common warrants to purchase one share of common stock for the applicable Tranche. In connection with the Initial Tranche, we will issue 131,579 Placement Agent Warrants to purchase up to 131,579 shares of common stock, and such Placement Agent Warrants will have an exercise price of $1.425 per share of common stock. In connection with the Second Tranche, we may issue up to 43,860 Placement Agent Warrants to purchase up to 43,860 shares of common stock, and such Placement Agent Warrants will have an exercise price (i) equal to 125% of the applicable combined public offering price per share of common stock and accompanying 1.5 common warrants to purchase one share of common stock for the Second Tranche and (ii) in any event of not less than $1.425 per share of common stock.

In addition, the Placement Agent Warrants provide for certain demand and piggyback registration rights, including one demand registration right in accordance with Rule 5110(g)(8)(b) and unlimited piggyback registration rights for a period of five (5) years from the commencement of sales of the offering. The demand registration rights and piggyback registration rights provided will terminate five years from the commencement of the sales of securities to the public in compliance with FINRA Rule 5110(g)(8)(c) and (d), respectively. Furthermore, the Placement Agent Warrants must not be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities for a period of 180 days beginning on the date of the closing in accordance with FINRA Rule 5110(e)(1).  We will bear all fees and expenses attendant to registering the securities issuable on exercise of the Placement Agent Warrants other than underwriting commissions incurred and payable by the holders. The Placement Agent Warrants and the common stock issuable upon exercise thereof are being registered on the registration statement of which this prospectus is a part. The form of the Placement Agent Warrant has been included as an exhibit to this registration statement of which this prospectus forms a part.

Tail

In the event that any investors that were contacted by the Placement Agent in connection with this offering (the “Tail Parties”) provide any capital to us in a public or private offering or other financing or capital-raising transaction of any kind (each, a “Tail Financing”) within six (6) months following the closing of this offering, provided that any Tail Parties who participate in the offering shall be twelve (12) months following the closing of this offering, we shall pay the Placement Agent the cash and warrant compensation provided above on the gross proceeds raised in such Tail Financing from such investors.

Participation Right

If the Company does not elect to extend the engagement of the Placement Agent or otherwise elects to pursue an alternative financing other than this offering, upon each and every public and private equity-linked or convertible debt offering, including our common stock or similar forms of our capital stock, as well as securities that may be convertible into or exercisable or exchangeable for our capital stock (including convertible and non-convertible debt), by the Company, any successor to the Company, or any of our subsidiaries (each a “Subsequent Financing”), the Placement Agent will have the irrevocable right, but not the obligation, to participate in such Subsequent Financing as the investment banker, co-manager, co-placement agent, sales agent, advisor, or otherwise, whichever is applicable, for at least twenty-five percent (25%) of the total economics of the Subsequent Financing and on the same terms, conditions and price provided for in the Subsequent Financing (“Participation Right”). The Company agreed to provide the Placement Agent with reasonable written notice of its intention to effect a Subsequent Financing and the Placement Agent has three (3) days from the receipt of such notice to respond to the Company with its election regarding its Participation Right with respect to a Subsequent Financing. If the Placement Agent fails to exercise its Participation Right within such period, such failure will be deemed a waiver of the Participation Right with respect to the Subsequent Financing that is the subject of such notice. The Participation Right expires on August 17, 2026.

Determination of Offering Price

The combined public offering price per share of common stock and/or pre-funded warrant and accompanying common warrant that we are offering and the exercise prices and other terms of the pre-funded warrants and common warrants were negotiated between us and the investors, in consultation with the Placement Agent based on the trading of our common stock prior to this offering, among other things. Other factors considered in determining the public offering prices of the securities we are offering and the exercise prices and other terms of the pre-funded warrants and common warrants include the history and prospects of our Company, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Lock-up Agreements

We, each of our executive officers and directors and our 10% or greater stockholders have agreed with the Placement Agent to be subject to a lock-up period of ninety (90) days following the last closing of a Tranche of this offering. This means that, during the applicable lock-up period, we and such persons may not offer for sale, contract to sell, or sell any shares of our common stock or any securities convertible into, or exercisable or exchangeable for, shares of our common stock, subject to certain customary exceptions. The Placement Agent may, in its sole discretion and without notice, waive the terms of any of these lock-up agreements. In addition, we have agreed to not issue any securities that are subject to a price reset based on the trading prices of our common stock or upon a specified or contingent event in the future or enter into any agreement to issue securities at a future determined price for a period of ninety (90) days following the last closing of a Tranche of this offering, subject to certain exceptions. The Placement Agent may waive this prohibition in its sole discretion and without notice.

Transfer Agent and Registrar and Warrant Agent

The transfer agent for our common stock is Continental Stock Transfer & Trust Company. We expect to act as the warrant agent for the warrants issued in this offering.

Nasdaq Listing

Our common stock is currently listed on Nasdaq under the symbol “VIVS”. On March 31, 2026, the closing price per share of our common stock was $1.43.

Indemnification

We have agreed to indemnify the Placement Agent against certain liabilities, including certain liabilities arising under the Securities Act and liabilities arising from breaches of representations and warranties contained in our engagement letter with the Placement Agent. We have also agreed to contribute to payments that the Placement Agent may be required to make for these liabilities.

In addition, we will indemnify the purchasers of securities in this offering against liabilities arising out of or relating to (i) any breach of any of the representations, warranties, covenants or agreements made by us in the securities purchase agreement or related documents or (ii) any action instituted against a purchaser by a third party (other than a third party who is affiliated with such purchaser) with respect to the securities purchase agreement or related documents and the transactions contemplated thereby, subject to certain exceptions.

Regulation M

The Placement Agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the sale of our securities offered hereby by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. The Placement Agent will be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of our securities by the Placement Agent. Under these rules and regulations, the Placement Agent may not (i) engage in any stabilization activity in connection with our securities; and (ii) bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until they have completed their participation in the distribution.

Other Relationships

The Placement Agent and its affiliates may in the future engage in investment banking transactions and other commercial dealings in the ordinary course of business with us or our affiliates. The Placement Agent may in the future receive customary fees and commissions for these transactions. However, except as disclosed in this prospectus, we have no present arrangements with the placement agent for any further services.

Electronic Distribution

A prospectus in electronic format may be made available on a website maintained by the Placement Agent and the Placement Agent may distribute prospectuses electronically. Other than the prospectus in electronic format, the information on these websites is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the Placement Agent and should not be relied upon by investors.

Legal Matters

The validity of the securities being offered by this prospectus will be passed upon for us by Paul Hastings LLP, Palo Alto, California. The Placement Agent is being represented by Pryor Cashman LLP, New York, New York, in connection with this offering.

Experts

The Company’s consolidated financial statements as of and for the two years ended March 31, 2025, incorporated by reference in this prospectus have been so included in reliance on the report of Rosenberg Rich Baker Berman, P.A., an independent registered public accounting firm, given upon the authority of such firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The documents incorporated by reference into this prospectus contain important information that you should read about us.

The following documents are incorporated by reference into this prospectus:

●	our Annual Report on Form 10-K for the year ended March 31, 2025 filed with the SEC on June 5, 2025, as amended by Amendment No. 1 on Form 10-K/A, filed with the SEC on July 29, 2025;

●	Our Quarterly Report on Form 10-Q for the quarterly periods ended June 30, 2025, September 30, 2025 and December 31, 2025, filed with the SEC on August 12, 2025, November 6, 2025 and February 11, 2026;

●	Our Current Reports on Form 8-K filed with the SEC on April 2, 2025 (other than Items 2.02 and 7.01 and Exhibit 99.1 thereto), April 24, 2025 (other than Item 7.01 and Exhibit 99.1 thereto), May 6, 2025, August 14, 2025 (other than Item 7.01 and Exhibit 99.1 thereto) and December 18, 2025; and

●	The description of our common stock set forth in our Registration Statement on Form 8-A (File No. 001-35996), filed with the SEC on July 26, 2016, including any amendments or reports filed for the purpose of updating such description, including the description of our common stock included as Exhibit 4.2 to our Annual Report on Form 10-K for the fiscal year ended March 31, 2025, filed with the SEC on June 5, 2025, as amended by Amendment No. 1 on Form 10-K/A, filed with the SEC on July 29, 2025.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus and such future filings and will become a part of this prospectus from the respective dates that such documents are filed with the SEC. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof or of the related prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may obtain any of the documents incorporated by reference in this prospectus from the SEC through the SEC’s website at the address provided above. Documents incorporated by reference are also available from us, without charge. You may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone at the following address or phone number:

VivoSim Labs, Inc.

11555 Sorrento Valley Road, Suite 100

San Diego, CA 92121

Attn: Corporate Secretary

Phone: (858) 224-1000

Where You Can Find More Information

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities being offered under this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities being offered under this prospectus, we refer you to the registration statement of which this prospectus is a part and the exhibits filed as a part of the registration statement. Statements contained in this prospectus as to the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including VivoSim Labs, Inc. The SEC’s Internet site can be found at http://www.sec.gov. You may also request a copy of these filings, at no cost, by writing us at 11555 Sorrento Valley Road, Suite 100, San Diego, CA 92121 or telephoning us at (858) 224-1400.

We are subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available at the website of the SEC referred to above. We also maintain a website at www.vivosim.ai. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on or connected to our website is not a part of, and is not incorporated into, this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and persons controlling us pursuant to the provisions described in Item 14 of the registration statement of which this prospectus is a part or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our directors, officers, or controlling persons in the successful defense of any action, suit, or proceeding) is asserted by our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

Up to 3,508,772 shares of Common Stock (or up to 3,508,772 Pre-Funded Warrants to Purchase up to 3,508,772 Shares of Common Stock in lieu of Common Stock)

Up to 5,263,159 Common Warrants to Purchase up to 5,263,159 Shares of Common Stock

Up to 175,439 Placement Agent Warrants to Purchase up to 175,439 Shares of Common Stock

Up to 3,508,772 Shares of Common Stock Underlying the Pre-Funded Warrants

Up to 13,157,898 Shares of Common Stock Underlying the Common Warrants

Up to 175,439 Shares of Common Stock Underlying the Placement Agent Warrants

PROSPECTUS

Placement Agent:

Joseph Gunnar & Co., LLC

March 31, 2026